                                                Filed pursuant to Rule 424(b)(5)
                                                      Registration No. 333-43317
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 26, 2002)

GLIMCHER REALTY TRUST
3,000,000 SHARES
COMMON SHARES OF BENEFICIAL INTEREST

This is a public offering of common shares of beneficial interest of Glimcher Realty Trust. We are offering 3,000,000 common shares. Our common shares are listed on the New York Stock Exchange under the symbol "GRT." On June 26, 2002, the last reported sale price of our common shares was $17.82 per share.

To preserve our status as a real estate investment trust for federal income tax purposes, we impose certain restrictions on ownership of our common shares. See "Description of Common Shares -- Restrictions on Ownership and Transfer" on page 19 of the accompanying prospectus.

INVESTING IN OUR COMMON SHARES INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT TO READ ABOUT THE RISKS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE      TOTAL
Public offering price                                         $17.82      $53,460,000
Underwriting discounts and commissions                        $ 0.89      $ 2,670,000
Proceeds, before expenses, to Glimcher Realty Trust           $16.93      $50,790,000

We have granted the underwriters the right to purchase up to 450,000 additional common shares to cover over-allotments.

We expect that the common shares will be ready for delivery on or about July 2, 2002.

DEUTSCHE BANK SECURITIES                               MCDONALD INVESTMENTS INC.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 26, 2002

                             PROSPECTUS SUPPLEMENT

     As used in this prospectus supplement and the accompanying prospectus, references to "we", "our", the "Company" and "Glimcher" are references to Glimcher Realty Trust, a Maryland real estate investment trust, and Glimcher Properties Limited Partnership, a Delaware limited partnership, as well as all entities in which Glimcher Realty Trust has a majority ownership interest. The term "properties" refers to the 100 retail properties in which the Company held an interest as of March 31, 2002, unless another date is specified, in which case the term "properties" shall refer to the retail properties in which we held an interest as of that date.

     We have given the term "Funds From Operations" or FFO specific meaning for purposes of this prospectus supplement. Effective January 1, 2000, the National Association of Real Estate Investment Trusts ("NAREIT") defined FFO as net income (or loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. In calculating our FFO, we exclude gains or losses on land sales from previously depreciated properties and we include gains (or losses) from the sale of peripheral land. Our FFO may not be directly comparable to similarly titled measures reported by other real estate investment trusts. FFO does not represent cash flow from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus include and incorporate by reference "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about the industry and markets in which we operate. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

                                  THE COMPANY

     Glimcher Realty Trust is a self-administered and self-managed Maryland real estate investment trust, or REIT, which commenced business operations in January 1994 at the time of its initial public offering. We own, lease, manage and develop a portfolio of retail properties consisting of regional and super regional malls (including value-oriented super regional malls) and community shopping centers (including single tenant retail properties). In addition to properties owned and operated by us, we have interests, ranging from 20% to 50%, in nine properties and own and operate those properties through partnerships and joint ventures with other parties. As of March 31, 2002, we owned interests in and managed 100 properties, consisting of 23 mall properties and 77 community centers (including six single tenant retail properties) located in 25 states. The properties contain an aggregate of approximately 30.8 million square feet of gross leasable area, or GLA, of which approximately 90.5% was leased at March 31, 2002.

     We focus on achieving growth through multiple retail formats that appeal to a wide range of consumers and to national and regional tenants in selected markets throughout the United States. Through the application of technology and the introduction of entertainment concepts, we develop new designs and formats for retail properties in order to forge strong ties with a broad group of retailers and to appeal to a broad cross section of consumers. We develop and acquire retail properties throughout the United States that individually, or in combination with other properties that we own, are capable of becoming the dominant retail properties in their markets.

     Our primary business objective is to increase shareholder value. We believe that growth in funds from operations ("FFO") enhances shareholder value. FFO is used by the real estate industry and investment community as a measure of real estate company performance. From 1998 to 2001, our funds from operations has grown from $64.8 million to $84.3 million, and was $20.7 million for the quarter ended March 31, 2002. The percentage of our FFO distributed to common shareholders in order to maintain the dividend at $1.9232 per share, which has been paid since 1996, decreased to 70.8% in 2001 from 91.7% in 1996, and was 78.1% for the quarter ended March 31, 2002.

     We focus on complementary strategies to accomplish our primary business objective, which include:

     - Focus on Enclosed Malls. We focus on being a dominant owner of enclosed malls. Our goal is to have enclosed malls comprise over 80% of our annualized minimum rent. Our strategy emphasizes conservative development of innovative malls, such as Polaris Fashion Place, our recently opened high end fashion mall in Columbus, Ohio. We also seek to increase our mall portfolio through strategic acquisitions. We want our enclosed mall portfolio to consist of properties in the top 100 metropolitan statistical areas that are capable of becoming the dominant retail properties in those markets.

     - Generate Internal Growth. We seek to generate internal growth by increasing the shopping traffic, the number of our quality tenants and average rent per square foot at our malls. We also selectively expand and renovate our properties, in order to improve the operating performance and the value of our portfolio. We also use our employees to perform management, leasing and other services, use integrated information systems and other technologies, and enhance employee training to improve operating performance.

     - Selective Dispositions. We intend to sell selected non-core assets in order to allow us to focus on our mall portfolio. Assets currently targeted for sale include single tenant properties and certain community centers that offer only modest growth potential. Since January 1, 2000, we have sold 29 assets from our community center portfolio, including 15 single tenant properties.

     - Strengthen Our Balance Sheet. We seek to reduce our debt-to-market capitalization ratio by using a significant portion of asset sale proceeds to reduce debt and by efforts to develop a continually maturing fixed rate debt schedule. We also intend to use a portion of operating cash flow in excess of our existing dividend requirements to pay down debt.

     We provide a full complement of management, leasing, development and acquisition capabilities. The Company was formed to continue the business of The Glimcher Company established in 1959 by Herbert Glimcher, our Chairman and Chief Executive Officer. Mr. Glimcher has been involved in the acquisition, leasing, management and development of retail properties for approximately 40 years. In addition to Herbert Glimcher, our senior management includes experienced professionals in development, leasing, finance, marketing, human resources and certain areas of the law. We believe our management team possesses the skill and sophistication necessary to execute our strategy.

     We execute our business plan with a team-oriented approach. We believe our team approach to property management and our ability to develop high quality and innovative retail properties on a cost effective basis combined with our established relationships with national and regional tenants and our extensive experience in understanding the needs of local tenants provide us with strategic advantages over other retail property operators and developers in the market areas in which we compete.

     Glimcher Realty Trust conducts its business through Glimcher Properties Limited Partnership, a Delaware limited partnership, and Glimcher Development Corporation, which is a taxable REIT subsidiary. Glimcher Properties Corporation, a wholly owned subsidiary of Glimcher Realty Trust, is the sole general partner of Glimcher Properties Limited Partnership.

                              RECENT DEVELOPMENTS

     Since March 31, 2002, we have sold two community centers for $10.4 million. The community centers included Indian Mound Plaza, a 16,600 square foot property in Heath, Ohio and Plaza Vista Mall, a 214,000 square foot property in Sierra Vista, Arizona. We also sold a 75,000 square foot movie theater adjacent to The Mall at Fairfield Commons, in Beavercreek, Ohio for $9.7 million. The proceeds of the sales were used primarily to repay short-term debt.

     In April 2002, we announced that we had entered into a contract with a group of private investors for the sale of 44 single-tenant and community center assets for an approximate sale price of $300.0 million. In June 2002, we announced that we had terminated the contract and entered into a new contract with the same buyer for the sale of a portfolio of 22 community center and single-tenant assets for a sale price of approximately $200.0 million. The properties being sold are geographically dispersed throughout the Midwest and Southwest and total approximately 4.2 million square feet of gross leasable area. The transaction is scheduled to close by August 31, 2002. We intend to use the proceeds of the sale primarily to reduce outstanding debt.

     On May 13, 2002, we announced that our Board of Trustees had declared a cash dividend of $0.4808 per common share for the quarter ending June 30, 2002. The cash dividend is payable on July 15, 2002 to shareholders of record on June 28, 2002. On an annualized basis, this is the equivalent of $1.9232 per share. Purchasers of common shares in this offering will not receive this dividend with respect to shares purchased in this offering.

     On June 3, 2002, we announced that three of our wholly owned subsidiaries had completed a mortgage loan refinancing on Jersey Gardens, a 1.3 million square foot enclosed regional mall in Elizabeth, New Jersey. This mortgage loan refinancing consists of a $135.0 million non-recourse senior note and a $30.0 million non-recourse subordinated note. Affiliates of Deutsche Bank Securities Inc. are lenders under this financing.

     On June 24, 2002, we issued a press release advising that we currently expect that our FFO per share for the quarter ending June 30, 2002 will be $0.58 to $0.60. This estimate reflects a greater number of average shares expected to be outstanding as a result of stock options exercised during the quarter and additional share equivalents expected to be included in the diluted shares computation as a result of a higher average share price for the quarter. This is our current expectation, and there can be no assurance that this result will be achieved.

                                  THE OFFERING

Common Shares Offered...........   3,000,000 Common Shares

Common Shares To Be Outstanding
After This Offering.............   33,833,803 Common Shares

Use Of Proceeds.................   The proceeds from the sale of the common
                                   shares, after deducting the underwriters' discounts and commissions and our expenses of the offering, are estimated to be $50.6 million. Such proceeds will be applied as follows:

                                   Approximately $9.5 million of the net
                                   proceeds will be used to repay a portion of the balance outstanding on a $61.7 million secured bridge loan.

                                   Approximately $4.5 million of the net
                                   proceeds will be used to repay the full
                                   balance outstanding on a $4.5 secured bridge loan.

                                   Approximately $4.4 million of the net
                                   proceeds will be used to repay a portion of the balance outstanding on our $170.0 million secured credit facility.

                                   The remainder of the estimated net proceeds from the offering will be used to acquire interests of joint venture partners in Dayton Mall Venture, LLC, the owner of Dayton Mall, and in Glimcher SuperMall Venture, LLC, the owner of The SuperMall of the Great Northwest.

                                   Affiliates of Deutsche Bank Securities Inc.
                                   are lenders under the $4.5 million secured bridge loan and our $170.0 million secured credit facility. An affiliate of McDonald Investments Inc. is a lender under our $170.0 million secured credit facility.

                                   The net proceeds received as a result of any exercise of the underwriters' over-allotment option will be used for our working capital and other general corporate purposes, including the repayment of a portion of the balance outstanding on our secured credit facility.

Purchase Of Interests...........   After giving effect to the offering and the
                                   use of proceeds described above, we will be the holder of (i) a 100% interest in Dayton
                                   Mall Venture, LLC, the owner of Dayton Mall and (ii) a 72.69% interest in Glimcher
                                   SuperMall Venture, LLC, the owner of The
                                   SuperMall of the Great Northwest. As of March
                                   31, 2002, Dayton Mall Venture, LLC, and
                                   Glimcher SuperMall Venture, LLC had an
                                   aggregate of $122.2 million of outstanding indebtedness. Assuming the closing of our purchase of the interests in these entities, these entities will be included in our consolidated financial statements.

                                   If for any reason we do not complete the purchase of the membership interests, we will use that portion of the net proceeds from the offering intended for such purchase to repay additional indebtedness, including the above-mentioned $61.7 million secured bridge loan and $170.0 million secured credit facility, and possibly acquire additional mall properties and/or interests therein.

New York Stock Exchange
Symbol..........................   GRT

     The number of our common shares outstanding after the offering is based on shares outstanding as of June 26, 2002. This number does not include:

     - 3,089,741 common shares which may be issued upon redemption of the units of partnership interest of Glimcher Properties Limited Partnership and

     - 2,311,295 common shares which may be issued upon exercise of currently outstanding options granted under our 1993 Employee Share Option Plan, 1993 Trustee Share Option Plan and the 1997 Incentive Plan.

     Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters' over-allotment option.

                                  RISK FACTORS

     In addition to other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the following factors before purchasing our common shares.

WE ARE SUBJECT TO RISKS INHERENT IN OWNING REAL ESTATE INVESTMENTS.

     Real property investments are subject to varying degrees of risk. If our properties do not generate sufficient income to meet operating expenses and other required expenditures, our ability to make distributions to you and the value of your shares will be adversely affected. Our income may be adversely affected by the general economic climate, local economic conditions, and other local conditions. Examples of other local conditions that could adversely affect our income include oversupply of space or reduced demand for rental space and newly developed properties, the attractiveness of our properties compared to other space, our ability to provide adequate maintenance, and fluctuation in real estate taxes, insurance and other operating costs. We are covered under our all risk property insurance policies in the amount of $200 million per incident for acts of terrorism on our consolidated real estate assets through February 1, 2003. Although we intend to renew our policy on similar terms, there can be no assurance that we will be able to obtain terrorism insurance on our properties after that date or, if we can, that the premiums for the insurance will be reasonable. Income and real estate values may also be adversely affected by applicable laws, including tax laws, interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, our ability to sell our properties quickly in response to changes in economic or other conditions will be limited. In certain areas of the country there may be an oversupply of retail space. We cannot be sure that we will be able to lease space as tenants move out or as to the rents we may be able to charge the new tenants at such space.

BANKRUPTCY OF OUR TENANTS OR DOWNTURNS IN OUR TENANTS' BUSINESSES MAY REDUCE OUR CASH FLOW.

     Since we derive almost all of our income from rental payments, our cash available for distribution would be adversely affected if a significant number of our tenants were unable to meet their obligations to us, or if we were unable to lease vacant space in our properties on economically favorable terms. At any time, a tenant of our properties may seek the protection of the bankruptcy laws, which could result in the rejection and termination of that tenant's lease and thereby cause a reduction in the cash available for distribution. If a tenant files for bankruptcy, we cannot be sure that they will affirm their leases and continue to make rental payments in a timely manner. For example, two of our tenants, Kmart and Ames, have declared bankruptcy. As of March 31, 2002, Kmart and Ames represented 2.3% and 0.3%, respectively, of annualized minimum rent for our total portfolio. Some of our rents are based on a percentage of our tenants' sales. A downturn in a tenant's business may weaken its financial condition and result in a reduction in the percentage rent paid by that tenant or in the failure to make rent payments when due. Furthermore, certain of our tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants are closed, if certain sales levels or profit margins are not achieved or if an exclusive use provision is violated, all of which may adversely affect our cash available for distribution and the value of your shares.

WE FACE SIGNIFICANT COMPETITION WHICH MAY DECREASE THE OCCUPANCY AND RENTAL RATES OF OUR PROPERTIES.

     We compete with many commercial developers, real estate companies and major retailers. Some of these entities develop or own malls, value-oriented retail properties and community shopping centers that compete with us for tenants. We face competition for prime locations and for tenants. New super regional outlet malls or other value-oriented retail shopping centers with more convenient locations or better rents may attract our tenants or cause them to seek more favorable lease terms at or prior to renewal. In addition, many traditional retailers compete with value-oriented retailers for the same consumers by engaging in marketing and selling activities similar to those of value-oriented retailers, thus blurring the distinction between traditional retailers and value-oriented retailers. Furthermore, retailers at our properties may face increasing competition from e-commerce, outlet malls, discount shopping clubs, catalog companies, direct mail, telemarketing and home shopping networks.

WE RELY ON MAJOR TENANTS.

     At March 31, 2002, our two largest tenants were The Limited, Inc. and Wal-Mart. The Limited, Inc. represented 3.5% and Wal-Mart represented 5.1% of our annualized minimum rents. No other tenant represented more than 3.0% of the aggregate annualized minimum rents of our properties as of such date. Our financial position and our ability to make distributions may be adversely affected by the bankruptcy, insolvency or general downturn in the business of any such tenant, or in the event any such tenant does not renew its lease as it expires.

OUR OPERATIONS COULD BE AFFECTED IF WE LOST KEY MANAGEMENT PERSONNEL.

     Our executive officers have substantial experience in owning, operating, managing, acquiring and developing shopping centers. Our success will depend in large part upon the efforts of these executives, and we cannot guarantee that they will remain with us. We have an employment agreement with only one executive officer. The loss of key management personnel could have a negative impact on our operations. In addition, there are no restrictions on the ability of these executives to compete with us after termination of their employment.

DEBT FINANCING COULD ADVERSELY AFFECT OUR PERFORMANCE.

     We had $1.19 billion of mortgage indebtedness and line of credit borrowings outstanding as of March 31, 2002. Of this debt, 39% matures during the next two years, including $265 million outstanding at March 31, 2002 that was scheduled to mature this year. In May 2002, we repaid a maturing $8.6 million construction loan with the proceeds from an asset sale and refinanced a maturing $162 million construction loan with a $165 million mortgage loan due June 9, 2004. These loans were a part of the $265 million. In addition, our $170.0 million secured credit facility, under which we have borrowed $162.2 million as of March 31, 2002, matures on January 31, 2004. A number of our outstanding loans will require lump sum or "balloon" payments for the outstanding principal balance at maturity, and we may finance future investments in the same manner. Our ability to repay indebtedness at maturity or otherwise may depend on our ability either to refinance such indebtedness or to sell our properties. We have no refinancing commitments covering any existing or future balloon payments. We cannot be sure that refinancing will be available on reasonable terms and conditions, that sales will occur or that the amounts received from sales will be sufficient to make the required balloon payments. If we are unable to repay any of our debt at or before maturity, we may have to borrow against properties that are not encumbered or under our credit facility, to the extent we have availability thereunder, to make such repayments. In addition, a lender could foreclose on the property or properties securing its debt. This could cause us to lose part or all of our investment, which could reduce the value of our common shares and the distributions payable to you. As of March 31, 2002, we owned only 10 unencumbered properties having a net book value of $42.1 million.

OUR BOARD OF TRUSTEES HAS UNLIMITED AUTHORITY TO INCREASE THE AMOUNT OF DEBT WE MAY INCUR.

     Our Board of Trustees determines our financing policies and can amend or revise those policies at any time without a vote of our shareholders. In addition, our organizational documents do not limit the amount of indebtedness that we may incur or the ratio of debt to total market capitalization that we must maintain. Although our trustees have no present intention to change any of these policies, revisions to these policies could result in a more highly leveraged company with an increased risk of default on indebtedness and an increase in debt service charges. We may also, without shareholder vote, continue to use leverage through borrowing under our credit facility and on our unencumbered properties to increase the number and size of our investments. Our use of leverage presents an additional element of risk if cash flow from our properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code").

CERTAIN OF OUR FINANCING ARRANGEMENTS CONTAIN LIMITATIONS ON THE AMOUNT OF DEBT WE MAY INCUR.

     Our credit facility is the most restrictive of these arrangements, and as of March 31, 2002, our total borrowings outstanding were $1.19 billion, and the additional amount that we may borrow based upon the restrictive covenant in the credit facility was $22.2 million. Our ratio of debt to total market capitalization was 61.3% as of March 31, 2002. As used herein, "total market capitalization" means the sum of the outstanding amount of all our indebtedness, the total liquidation preference of all our preferred shares and the total market value of our common shares and units of partnership interest of Glimcher Properties Limited Partnership (based on the closing price of our shares as of March 31, 2002).

AN INCREASE IN INTEREST RATES COULD CAUSE A DECREASE IN THE MARKET PRICE OF THE COMMON SHARES.

     A variety of factors may influence the price of our common shares in public trading markets. We believe that investors generally perceive REITs as yield-driven investments and compare the annual yield from distributions by REITs with yields on various other types of financial instruments. Thus, an increase in market interest rates generally could adversely affect the market price of our common shares.

WE HAVE SUBSTANTIAL DEBT OBLIGATIONS, INCLUDING VARIABLE RATE DEBT, WHICH MAY IMPEDE OUR OPERATING PERFORMANCE AND PUT US AT A COMPETITIVE DISADVANTAGE.

     Required repayments of debt and related interest can adversely affect our operating performance. Upon completion of this offering, the application of the estimated net proceeds and the consummation of the transactions described under "Use of Proceeds," we expect to have approximately $1.19 billion of outstanding indebtedness. Approximately $366.2 million of this debt will bear interest at a variable rate, and we have the ability to borrow an additional $22.2 million under our existing credit facility. Increases in interest rates on our existing indebtedness would increase our interest expense, which could adversely affect our cash flow and our ability to pay dividends. For example, if market rates of interest on our variable rate debt outstanding as of March 31, 2002 increased by 100 basis points, the increase in interest expense on our existing variable rate debt would decrease future earnings and cash flows by approximately $3.7 million annually.

OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED BY FINANCIAL COVENANTS.

     Our mortgage indebtedness and credit facility impose certain financial and operating restrictions on us and our properties and also impose restrictions on subordinated financing secured by such properties and financings of our other assets and properties. These restrictions include restrictions on borrowings, prepayments and distributions. Additionally, our credit facility requires us to meet certain financial tests and some of our mortgage indebtedness provides for prepayment penalties, each of which could restrict our financial flexibility.

WE COULD INCUR SIGNIFICANT COSTS RELATED TO ENVIRONMENTAL ISSUES.

     Under some environmental laws, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating these substances on or under the property. The federal Comprehensive Environmental Response, Compensation & Liability Act, as amended, and similar state laws, impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party knew of or was at fault for the presence of such hazardous substances. In connection with the ownership or operation of our properties, we could be liable for such costs in the future. The costs of any required remediation and liability therefore as to any property could be substantial under these enactments and could exceed the value of the property and or our aggregate assets. The presence of hazardous or toxic substances, or the failure to properly remediate such substances, also may adversely affect our ability to sell or rent a property or to borrow funds using such property as collateral. In addition, environmental laws may impose restrictions on the manner in which we use our properties or operate our business, and these restrictions may require expenditures for compliance.

     We do not believe that we currently are subject to any material environmental remediation obligations. However, we cannot assure you that a material environmental claim or compliance obligation will not arise in the future. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial and affect our operating results.

WE MAY INCUR SIGNIFICANT COSTS COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS.

     Under the Americans with Disabilities Act of 1990, all public accommodations must meet federal requirements related to access and use by disabled persons. We may incur additional costs of complying with the Americans with Disabilities Act in the future. Additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot predict the ultimate cost of complying with these laws. If we incur substantial costs to comply with this statute and any other legislation, our financial condition, results of operations, cash flow, the value of your shares and our ability to pay distributions to you could be adversely affected.

WE MAY BE UNABLE TO SUCCESSFULLY DEVELOP PROPERTIES OR OPERATE DEVELOPED PROPERTIES.

     In addition to completing our existing development activities, we intend to selectively pursue development projects. However, as a result of economic and other conditions, development projects may not be pursued or may be completed later or with higher costs than anticipated. These projects generally require various governmental and other approvals, which we cannot be sure we will receive. Development activities involve important risks. These risks include the expenditure of funds on and devotion of our time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomical; the risk that we may not be able to obtain construction financing and permanent financing and the risk that such financing terms may not be favorable to us; and the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable. In the event of an unsuccessful development project, our loss could exceed our investment in the project.

WE ARE SUBJECT TO CERTAIN LIMITATIONS ON PROPERTY SALES AND CONFLICTS OF
INTEREST.

     Glimcher Properties Limited Partnership may not enter into certain transactions, including the sale of all or substantially all of its assets, without consent from the holders of a majority of the units of partnership interest in Glimcher Properties Limited Partnership (excluding Glimcher Realty Trust). This majority vote requirement effectively means that any such transaction must be approved by Herbert Glimcher and David Glimcher because, together, they own approximately 5.004% of the units in Glimcher Properties Limited Partnership (which constitutes more than a majority of the units in Glimcher Properties Limited Partnership other than those owned by Glimcher Realty Trust) outstanding as of March 31, 2002. This veto right may limit our ability to enter into a liquidating transaction that may be in our shareholders' interest.

     As a result of Herbert Glimcher's and David Glimcher's status as holders of both common shares and units, they have interests that conflict with our shareholders with respect to business decisions affecting Glimcher Realty Trust and Glimcher Properties Limited Partnership. In particular, as holders of units, they may suffer different and/or more adverse tax consequences than Glimcher Realty Trust upon the sale or refinancing of some of our properties due to unrealized gains attributable to these properties. In addition, we are the minority partner in a joint venture which owns two malls and is controlled by Ellen Glimcher, the daughter of Herbert Glimcher and the sister of David Glimcher and Michael Glimcher. Therefore, Glimcher Realty Trust may have objectives different from Herbert Glimcher and David Glimcher regarding the appropriate pricing and timing of any sale or refinancing of certain of our properties, as well as objectives different from Ellen Glimcher as our joint venture partner. Although we (through a wholly owned subsidiary), as the sole general partner of Glimcher Properties Limited Partnership, have the exclusive authority as to whether and on what terms to sell, refinance or seek to purchase an interest in an individual property, Herbert Glimcher and David Glimcher might seek to influence our decision making with respect to these actions, even though those actions might otherwise be financially advantageous or adverse to Glimcher Realty Trust. They also may seek to influence us to refinance a property with a higher level of debt than would be in Glimcher Realty Trust's best interests.

THE RESULTS OF OPERATIONS FOR OUR PROPERTIES DEPEND ON THE ECONOMIC CONDITIONS OF THE REGIONS OF THE UNITED STATES IN WHICH THEY ARE LOCATED.

     Our results of operations and distributions to you will be subject generally to economic conditions in the regions in which our properties are located.

OUR ABILITY TO OPERATE OR DISPOSE OF OUR PARTIALLY-OWNED PROPERTIES MAY BE RESTRICTED.

     After giving effect to this offering and assuming the closing of the transactions described in the "Use of Proceeds" section of this prospectus supplement, we will own partial interests in six properties (Eastland Mall, Colonial Park Mall, Almeda Mall, Northwest Mall, Polaris Fashion Place and Polaris Towne Center). In addition, we may own partial interests in additional properties in the future. Partnership or joint venture investments may involve risks not otherwise present for wholly owned properties. These risks include the possibility that our partners or co-venturers might become bankrupt, might have economic or other business interests or goals which are inconsistent with our business interests or goals and may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy to maintain our qualification as a REIT. Additionally, where we serve as the managing member of a property-owning entity, we may have certain fiduciary responsibilities to the other participants in such entity. We will seek to maintain sufficient influence with respect to the management of these partnerships or joint ventures to permit our business objectives to be achieved. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

     We need the consent of our partners for all major decisions affecting the Eastland Mall, Colonial Park Mall, Almeda Mall, Northwest Mall, Polaris Fashion Place and Polaris Towne Center. Decisions requiring their consent include the sale or refinancing of these properties, certain capital improvements and alterations, the borrowing of funds, revisions to these properties' business plans and budgets after they have been approved by the partners, certain modifications to leases, the making of any distributions other than as provided in the operating agreements and certain other changes in the operations of these properties or entities which own such properties. To the extent these consents are not forthcoming or delayed, our plans for these properties or property-owning entities may be adversely affected. Furthermore, we may, in certain circumstances, including a default under the applicable operating or management agreements, be removed as the manager of such properties. In that event, we would lose day to day control over the related property. Each of the operating agreements governing Eastland Mall, Colonial Park Mall, Almeda Mall, Northwest Mall, Polaris Fashion Place and Polaris Towne Center also contain provisions that could force us to sell all of our interest in, or buy all of our partners' interest in, such entity or property. These provisions may be triggered at a time when it is not advantageous for us to either buy our partners' interests or sell our interest. The agreements governing future ventures are expected to contain similar provisions.

THERE ARE LIMITS ON THE OWNERSHIP OF OUR SHARES OF BENEFICIAL INTEREST AND LIMITS ON CHANGES IN CONTROL RESULTING FROM A STAGGERED BOARD AND OUR ABILITY TO ISSUE PREFERRED SHARES.

     In order to maintain our qualification as a REIT for federal income tax purposes, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year.

     To ensure that we will not fail to qualify as a REIT under this test, our Declaration of Trust authorizes the trustees to take such action as may be required to preserve our qualification as a REIT and to limit any person, other than (i) Herbert Glimcher and David Glimcher, and (ii) any of our trustees, employees and other persons approved by the trustees, to direct or indirect ownership of 8.0% of the lesser of the number or value of our outstanding shares of beneficial interest. The trustees may not grant an exemption from this ownership limitation if it would cause our status as a REIT to terminate for federal income tax purposes. Herbert Glimcher and David Glimcher are limited to an aggregate 25% direct or indirect ownership interest in the Company. Our organizational documents also authorize our Board of Trustees to take such action as may be required to preserve our qualification as a REIT for federal income tax purposes and to limit any person, other than persons they except from this requirement, to direct or indirect ownership of 9.9% of the lesser of the number or the value of the total 9 1/4% Series B Cumulative Redeemable Preferred Shares outstanding. Despite these provisions, we cannot be sure that there will not be five or fewer individuals who will own more than 50% in value of our outstanding shares of beneficial interest, thereby causing us to fail to qualify as a REIT. The ownership limits may also discourage a change of control of the company.

     Our Board of Trustees is divided into three classes. The terms of Class I, Class II and Class III trustees currently expire in 2004, 2005 and 2003, respectively. Trustees for each class will be chosen for a three year term upon the expiration of their current term, and each year one class of trustees will be elected by our shareholders. The staggered terms for trustees may affect the ability of our shareholders to change control of the Company even if a change of control were in the interests of our shareholders.

     Our Declaration of Trust authorizes our Board of Trustees to establish one or more series of preferred shares and to determine the preferences, rights and other terms of any series. Following the offering, we will have outstanding 5,118,000 9 1/4% Series B Cumulative Redeemable Preferred Shares having a total liquidation preference of $127,950,000 and

33,833,803 common shares based on our number of common shares outstanding as of June 26, 2002. Our Board of Trustees could authorize us to issue other series of preferred shares that could deter or impede a merger, tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interest or in which our shareholders might receive a premium for their shares over the then current market price of such shares.

OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES TO YOU.

     We qualify as a REIT under the Code. We cannot be sure that we will remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions, of which there are only a limited number of judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within our control may impact our ability to qualify as a REIT under the Code. In addition, we cannot be sure that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws relating to REITs, or the federal income tax consequences of REIT qualification. Congress has proposed legislation to modify certain tax rules concerning REITs. It is not known whether these or other laws will be enacted and, if enacted, what import they will have on our ability to operate as a REIT.

     If we fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, we will also be disqualified from treatment as a REIT for the four taxable years following the year during which our qualification was lost. That would reduce our net earnings available for investment or distribution to shareholders because of the additional tax liability to us for the year or years involved. In addition, we would no longer be required by the Code to make any distributions as a condition to REIT qualification. To the extent that distributions to our shareholders may have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of our investments to pay the applicable tax.

OUR OWNERSHIP INTERESTS IN CERTAIN PARTNERSHIPS AND OTHER VENTURES ARE SUBJECT TO CERTAIN TAX RISKS.

     All of our property interests and other investments are made or held through Glimcher Properties Limited Partnership or partnerships, limited liability companies or other ventures in which Glimcher Properties Limited Partnership has an interest (the "Subsidiary Partnerships"). The ownership of these interests may involve special tax risks for us. These risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of our taxable income, or a challenge to the status of Glimcher Properties Limited Partnership or the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by us, Glimcher Properties Limited Partnership or the Subsidiary Partnerships or the owners of the Subsidiary Partnerships that could adversely affect our qualification as a REIT, for example, by requiring the sale of a property. We believe that Glimcher Properties Limited Partnership and each of the Subsidiary Partnerships will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If Glimcher Properties Limited Partnership or any Subsidiary Partnership were treated as an association, such entity would be taxable as a corporation. If our ownership interest in any entity taxable as a corporation exceeded 10% (in terms of vote or value) of such entity's outstanding stock (unless such entity were a "taxable REIT subsidiary") or the value of our interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT; distributions from any of these entities to us would be treated as distributions; and we would not be able to deduct our share of losses, if any, generated by such entity in computing its taxable income.

WE MAY HAVE TO ACCESS OTHER SOURCES OF FUNDS IN ORDER TO MEET OUR REIT DISTRIBUTION REQUIREMENTS.

     In order to qualify to be taxed as a REIT, we must make annual distributions to shareholders of at least 90% of our REIT taxable income (determined by excluding any net capital gain). The amount available for distribution will be affected by a number of factors, including revenues received from properties, distributions received from our subsidiaries, our operating expenses and our capital expenditures. We have sold a number of non-core assets and intend in the future to sell additional selected non-core assets. The loss of rental income associated with the properties we sell will in turn affect our FFO. In order to maintain our status as a REIT, we may be required to make distributions in excess of FFO. In such case, we may find it necessary to arrange for short-term (or possibly long-term) borrowings, or to issue preferred or other securities, to raise funds.

                                USE OF PROCEEDS

     All of the proceeds from the sale of the common shares offered by this prospectus supplement, which are expected to be $50.6 million after (i) deducting the underwriters' discounts and commissions and (ii) the payment of estimated expenses of the offering of approximately $175,000, will be contributed to Glimcher Properties Limited Partnership in exchange for additional partnership units. As a result, we will own an approximately 91.6% interest in such partnership (an approximately 91.7% interest if the underwriters' over-allotment option is exercised in full).

     Glimcher Properties Limited Partnership will use such proceeds to purchase interests in certain entities which own two of our malls and in which we already hold an interest and to repay certain outstanding indebtedness as follows:

     - Approximately $9.5 million of the net proceeds will be used to repay a portion of the balance outstanding on a $61.7 million secured bridge loan made to us by Lehman Brothers in August 2001. The loan bears interest at LIBOR plus 600 basis points per annum and matures on January 31, 2003. The loan proceeds were used to refinance maturing mortgages on our properties.

     - Approximately $4.5 million of the net proceeds will be used to repay the full balance outstanding on a $4.5 million secured bridge loan made to us by Deutsche Bank Trust Company Americas in June 2001. The loan bears interest at 11.0% and matures on August 30, 2002. The loan proceeds were used to refinance maturing mortgages on our properties.

     - Approximately $4.4 million of the net proceeds will be used to repay a portion of the balance outstanding on our $170.0 million secured credit facility, which matures on January 31, 2004. The interest rate on the credit facility ranges from LIBOR plus 1.60% to LIBOR plus 1.90%, depending on our ratio of debt to asset value. We have an interest rate swap agreement in place that fixes LIBOR at 5.39% per annum on $110.0 million until January 31, 2004.

     - The remainder of the estimated net proceeds from the offering will be used to acquire interests of joint venture partners in Dayton Mall Venture, LLC, the owner of Dayton Mall, and in Glimcher SuperMall Venture, LLC, the owner of The SuperMall of the Great Northwest.

     Affiliates of Deutsche Bank Securities Inc. are lenders under the $4.5 million secured bridge loan and our $170.0 million secured credit facility. An affiliate of McDonald Investments Inc. is a lender under our $170.0 million secured credit facility.

     The net proceeds received as a result of any exercise of the underwriters' over-allotment option will be used for our working capital and other general corporate purposes, including the repayment of a portion of the balance outstanding on our secured credit facility.

     After giving effect to the offering and the purchase of the membership interests, we will be the holder of (i) a 100% interest in Dayton Mall Venture, LLC, the owner of Dayton Mall and (ii) a 72.69% interest in Glimcher SuperMall Venture, LLC, the owner of The SuperMall of the Great Northwest. As of March 31, 2002, Dayton Mall Venture, LLC, and Glimcher SuperMall Venture, LLC had an aggregate of $122.2 million of outstanding indebtedness. Assuming the closing of our purchase of the interests in these entities, these entities will be included in our consolidated financial statements.

     If for any reason we do not complete the purchase of the membership interests, we will use that portion of the net proceeds from the offering intended for the purchase to repay additional indebtedness, including the above-mentioned $61.7 million secured bridge loan and $170.0 million secured credit facility, and possibly acquire additional mall properties and/or interests therein.

     Pending these uses, the net proceeds may be invested in short-term income-producing investments such as investment grade commercial paper, government and government agency securities, money market funds that invest in government securities, certificates of deposit and interest-bearing bank accounts.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

     Our common shares are listed on the New York Stock Exchange or NYSE, under the symbol "GRT." The high and low sales price of the common shares and distributions paid per share as reported by the NYSE are set forth below for the periods indicated.

                                                         PRICE RANGE OF COMMON
                                                                SHARES           DISTRIBUTION
                                                         ---------------------     PAID PER
                                                           HIGH         LOW      COMMON SHARE
                                                         ---------   ---------   ------------

1999:
  Second Quarter.......................................   $17.813     $13.875      $0.4808
  Third Quarter........................................   $16.500     $14.688      $0.4808
  Fourth Quarter.......................................   $15.063     $12.750      $0.4808

2000:
  First Quarter........................................   $14.813     $12.000      $0.4808
  Second Quarter.......................................   $14.625     $12.875      $0.4808
  Third Quarter........................................   $16.063     $13.938      $0.4808
  Fourth Quarter.......................................   $14.500     $11.938      $0.4808

2001:
  First Quarter........................................   $ 16.01     $ 12.31      $0.4808
  Second Quarter.......................................   $ 17.99     $ 14.71      $0.4808
  Third Quarter........................................   $ 18.89     $ 15.05      $0.4808
  Fourth Quarter.......................................   $ 19.19     $ 15.88      $0.4808

2002:
  First Quarter........................................   $ 19.06     $ 17.37      $0.4808
  Second Quarter (through June 25, 2002)...............   $ 20.34     $ 18.50      $0.4808

     On May 10, 2002 our board of trustees declared a cash dividend of $0.4808 per share for the second quarter of 2002. The dividend is payable on July 15, 2002 to shareholders of record on June 28, 2002. Purchasers of common shares in this offering will not receive this dividend with respect to shares purchased in this offering.

     The last reported sales price of the common shares on the NYSE on June 26, 2002 was $17.82 per share. As of June 26, 2002, there were approximately 1,024 registered holders of common shares.

     Since the closing of our initial public offering in 1994, we have paid regular and uninterrupted distributions. We intend to continue to declare quarterly distributions to shareholders of record on our common shares. We cannot assure you as to the amounts or timing of future distributions as such distributions are subject to our funds from operations, earnings, financial condition, capital requirements and such other factors as our Board of Trustees deems relevant. We have determined that, for federal income tax purposes, approximately 38.5% of the $1.9232 per share distribution paid for 2001 represented a return of capital to common shareholders. We cannot assure you regarding what portion of future distributions will constitute return of capital for federal income tax purposes.

     The percentage of our funds from operations distributed to common shareholders in order to maintain the dividend at $1.9232 per share, which has been paid since 1996, decreased to 70.8% in 2001 from 91.7% in 1996, and was 78.1% for the quarter ended March 31, 2002.

     Our distribution reinvestment and share purchase plan allows shareholders or unit holders to acquire additional common shares by automatically reinvesting cash distributions. Common shares are acquired at a price equal to the prevailing market price of such common shares, without payment of any brokerage commission or service charge. The plan allows participating shareholders or unit holders, at their election, to purchase additional common shares on the same terms and as cash distributions are invested in amounts of not less than $100 and no more than $3,000 per calendar quarter, without payment of any brokerage commission or service charge. Shareholders who do not participate in the share purchase plan continue to receive cash distributions, as declared and paid.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2002, and as adjusted to reflect the sale of 3,000,000 of our common shares and the application of the net proceeds from the offering, after deducting the estimated underwriting discount and offering expenses payable by us.

                                                                    AS OF MARCH 31, 2002
                                                              ---------------------------------
                                                                 ACTUAL           AS ADJUSTED
                                                              -------------      --------------
                                                              (IN THOUSANDS EXCEPT SHARE DATA)
Debt:
  Notes payable(1)..........................................   $  162,200          $  157,835
  Mortgage notes payable(1).................................    1,029,836           1,137,997
                                                               ----------          ----------
     Total debt.............................................    1,192,036           1,295,832
                                                               ----------          ----------
Minority interest in partnership............................       27,195              29,231
                                                               ----------          ----------
Shareholders' equity:
  Series B cumulative redeemable preferred shares of
     beneficial interest, 5,520,000 shares authorized,
     5,118,000 issued and outstanding (5,118,000 shares
     issued and outstanding as adjusted)(2).................      127,950             127,950
  Common shares of beneficial interest, $0.01 par value per
     share, 30,553,101 shares issued and outstanding,
     (33,553,101 shares issued and outstanding as
     adjusted)(2)(3)........................................          306                 336
Additional paid in capital..................................      447,512             496,061
Distribution in excess of accumulated earnings..............     (176,080)           (176,080)
Accumulated other comprehensive income (loss)...............       (4,531)             (4,531)
                                                               ----------          ----------
     Total shareholders' equity.............................      395,157             443,736
                                                               ----------          ----------
  Total capitalization......................................   $1,614,388          $1,768,799
                                                               ==========          ==========

---------------

(1) As adjusted notes payable and mortgage notes payable reflects (i) paydowns of existing debt of $9.5 million, $4.5 million and $4.4 million, respectively, and (ii) the addition of $122.2 million of mortgage notes payable as a result of the acquisition of joint venture interests and the consolidation of the indebtedness of the joint ventures with our own, in each case as described in "Use of Proceeds".

(2) Our Declaration of Trust authorizes us to issue up to 100,000,000 shares of beneficial interest consisting of common shares or one or more series of preferred shares of beneficial interest which includes 5,520,000 Series B Preferred Shares previously authorized, 5,118,000 of which are issued and outstanding.

(3) Common shares issued and outstanding and as adjusted excludes (i) 3,057,805 common shares which may be issued upon redemption of units of partnership interest of Glimcher Properties Limited Partnership and (ii) 2,615,906 common shares which may be issued upon exercise of outstanding options at March 31, 2002 granted under our 1993 Employee Share Option Plan, the 1993 Trustee Share Option Plan and the 1997 Incentive Plan. Does not include up to 450,000 common shares subject to an over-allotment option granted to the underwriters.

                            SELECTED FINANCIAL DATA

     The following table sets forth Selected Financial Data for the company. You should read this information in conjunction with our financial statements and Management's Discussion and Analysis of the Financial Condition and Results of Operations included in our Form 10-K for the fiscal year ended December 31, 2001 and Form 10-Q for the quarter ended March 31, 2002.

                                                                                              FOR THE QUARTER ENDED
                                           FOR THE YEARS ENDED DECEMBER 31,                         MARCH 31,
                            --------------------------------------------------------------   -----------------------
                               2001         2000         1999         1998         1997         2002         2001
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
Total revenues............  $  290,408   $  249,989   $  231,821   $  187,504   $  142,529   $   70,184   $   63,302
Operating income..........     116,864      119,122      113,910       95,792       76,031       29,183       28,993
Interest expense..........      89,866       85,670       66,873       51,184       43,744       23,275       19,767
Equity in income (loss)
  from unconsolidated
  entities................       2,044        3,607       (4,570)      (2,388)        (661)         637         (506)
Interest income...........       1,202        2,341        1,534        1,883        1,032          220          219
Gain (loss) on sales of
  properties..............        (610)       4,358          (12)                      155                       687
Minority interest in
  operating partnership...       3,519        2,365        2,316        2,623        3,022          564          426
Extraordinary item: Early
  extinguishment of debt..       1,299          443          545          490                       748          290
Net income................      24,700       40,950       41,128       40,990       29,793        8,525        8,941
Preferred stock
  dividends...............      15,777       22,469       21,620       20,079        4,705        2,958        5,760
Net income available to
  common shareholders.....      31,363       18,481       19,508       20,911       25,088        5,567        3,181
Per common share data:
Earnings per share
  (diluted)...............  $     1.12   $     0.78   $     0.82   $     0.88   $     1.12   $     0.18   $     0.13
Distributions per share...  $   1.9232   $   1.9232   $   1.9232   $   1.9232   $   1.9232   $   0.4808   $   0.4808
BALANCE SHEET DATA (IN
  THOUSANDS):
Net property and
  equipment...............  $1,549,681   $1,358,006   $1,374,965   $1,291,412   $  983,811   $1,523,158   $1,350,844
Investment in
  unconsolidated real
  estate entities.........      48,001      137,691      121,777      200,205      118,195       50,040      127,880
Total assets..............   1,758,519    1,589,545    1,585,608    1,557,790    1,163,587    1,683,051    1,572,673
Total debt................   1,246,741    1,069,466    1,032,229      994,011      591,688    1,192,036    1,059,501
Redeemable preferred
  shares..................                   90,000       90,000       90,000       90,000                    90,000
Total shareholders'
  equity..................     396,525      339,947      365,660      391,075      411,055      395,157      327,930

                                                                                              FOR THE QUARTER ENDED
                                           FOR THE YEARS ENDED DECEMBER 31,                         MARCH 31,
                            --------------------------------------------------------------   -----------------------
                               2001         2000         1999         1998         1997         2002         2001
                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER DATA:
Cash provided by operating
  activities (in
  thousands)..............  $  102,764   $   75,168   $   97,120   $   76,796   $   56,406   $    8,819   $   21,602
Cash (used in) provided by
  investing activities (in
  thousands)..............  $  (57,882)  $    3,125   $  (12,621)  $ (409,015)  $ (244,823)  $   39,001   $    5,904
Cash (used in) provided by
  financing activities (in
  thousands)..............  $  (41,587)  $  (81,918)  $  (84,409)  $  333,734   $  186,883   $  (52,963)  $  (28,556)
Funds from operations (in
  thousands)..............  $   84,325   $   77,353   $   71,265   $   64,803   $   55,898   $   20,738   $   18,963
Number of properties (1)..         102          111          126          125          120          100          108
Total GLA (in thousands)
  (2) (3).................      31,121       30,518       31,883       30,334       25,450       30,751       30,366
Occupancy rate % (1)
  (2).....................        91.7%        93.6%        94.5%        93.8%        94.0%        90.5%        93.3%

---------------

(1) Number of properties open at the end of the period including three properties at December 31, 1997 that we leased or managed, but in which we did not hold an ownership interest. Occupancy of the properties is defined as any space where a tenant is open and/or paying rent at the date indicated, excluding all tenants with leases having an initial term of less than one year.

(2) The quarters ended March 31, 2002 and 2001 include 7.6 million square feet of GLA and 8.2 million square feet of GLA, respectively. 2001 includes 7.6 million square feet of GLA, 2000 includes 8.2 million square feet of GLA, 1999 includes 8.6 million square feet of GLA, 1998 includes 7.1 million square feet of GLA and 1997 includes 3.4 million square feet of GLA owned by joint ventures in which Glimcher Properties Limited Partnership has interests ranging from 20.0% to 50.0%.

(3) 1997 includes 2.5 million square feet of GLA that we leased or managed, but in which we did not hold an ownership interest.

                   OPERATING, GROWTH AND FINANCING STRATEGIES

     We focus on our primary business objective of increasing shareholder value by implementing our operating, growth and financing strategies, which include:

     FOCUS ON ENCLOSED MALLS. Our strategy is to be a dominant REIT operator focusing on enclosed malls located primarily in the top 100 metropolitan statistical areas. We plan to increase our market share of enclosed malls by developing innovative properties every one to two years such as Polaris Fashion Place, our recently opened high end fashion mall in Columbus, Ohio, and through strategic acquisitions. Our goal is to have our mall properties eventually comprise over 80% of our annualized minimum rent. We believe the regional mall portfolio has greater net operating income growth potential than the community center portfolio. We also believe that a better opportunity exists to increase our mall portfolio's value by managing our mall assets to increase traffic and sales productivity and create higher market rents. The table below sets forth the number of square feet of gross leasable area by malls and community centers for the periods from December 31, 1994 to March 31, 2002.

                              GROSS LEASABLE AREA
                          (IN MILLIONS OF SQUARE FEET)

                                          FOR THE PERIOD ENDED MARCH 31,
                           ------------------------------------------------------------
                           2002   2001   2000   1999   1998   1997   1996   1995   1994
                           ----   ----   ----   ----   ----   ----   ----   ----   ----
Community Centers........  11.0   11.3   12.2   13.6   13.4   13.7   13.5    9.0    8.1
Malls....................  19.8   19.8   18.4   18.3   16.9   11.8    5.1    4.2    4.2
                           ----   ----   ----   ----   ----   ----   ----   ----   ----
Total....................  30.8   31.1   30.5   31.9   30.3   25.5   18.6   13.2   12.3
                           ====   ====   ====   ====   ====   ====   ====   ====   ====

     GENERATE INTERNAL GROWTH. We seek to generate internal growth by increasing the shopping traffic, the number of our quality tenants and average rent per square foot at our malls. We also selectively expand and renovate our properties, in order to improve the operating performance and the value of our portfolio. We also use our employees to perform management, leasing and other services, use integrated information systems and other technologies, and enhance employee training to improve operating performance.

     CREATE OPERATING EFFICIENCIES. We control our operating costs by using our employees to perform management, leasing, marketing, finance, accounting, construction supervision, legal and data processing activities. We create more operating efficiencies by training employees to become capable real estate professionals and utilizing integrated information systems and other technology.

     ACQUISITIONS. We seek to selectively acquire strategically located properties in markets where management generally has extensive operating experience and/or where we can capitalize on our strong working relationships with retailers. We focus on enhancing acquired properties' operating performance through a comprehensive program of leasing, merchandising, reconfiguration, proactive management, renovation and expansion. We look to acquire retail properties which appeal to a wide range of national and regional tenants. We focus on properties, which individually or in combination with other properties that we own, are capable of becoming the dominant retail properties in their respective trade areas.

     SELECTIVE DISPOSITIONS. We intend to sell selected non-core assets in order to allow us to focus on our mall portfolio. Assets currently targeted for sale include single tenant properties and certain community centers that offer only modest growth potential. In 2001, we sold five community centers, five single tenant properties and seven outparcels for $41.5 million, and in 2000 we sold five community centers, 10 single tenant assets and seven outparcels for $44.3 million. In 2002, we have sold four community centers, a single tenant asset and two outparcels for $43.3 million. We have used the proceeds from these sales principally to reduce debt. We are currently party to an agreement under which we will sell 22 community center and single asset properties for an aggregate sale price of approximately $200.0 million. The completion of this sale is subject to the satisfaction of customary closing conditions, and there can be no assurance that this sale will be completed.

     We intend to continue to make strategic sales of similar properties which have limited growth potential. These sales also allow us to focus on geographic areas where we have a higher concentration of properties. Since 1999, we were able to eliminate six states from our single tenant and community center portfolio and have sold 16 of our 22 single tenant assets. We used the proceeds from prior sales and intend to use the proceeds from future sales principally to reduce debt. We have structured a portion of our debt with current maturities to ensure flexibility in the sale of our non-core assets.

     DEVELOPMENT, EXPANSION AND RENOVATIONS. We plan to develop new properties as opportunities present themselves, with an emphasis on malls. Our management team has developed over 100 retail properties and has significant experience in all phases of the development process. We employ selective expansions and renovations in order to improve the operating performance and the competitive position of our existing portfolio. We also engage in an active redevelopment program with the objective of attracting innovative retailers which we believe will enhance our operating performance.

     STRENGTHEN OUR BALANCE SHEET. We seek to strengthen our balance sheet by reducing our debt-to-market capitalization ratio, which at March 31, 2002, was 61.3%, compared to 61.5% at December 31, 2001 and 62.8% at March 31, 2001. We plan to accomplish this, in part, by repaying debt with proceeds from non-strategic asset sales. We will also attempt to develop a continually maturing fixed rate debt schedule and apply a portion of our operating cash flow in excess of existing dividend requirements to pay down debt.

                               PORTFOLIO OVERVIEW

MALLS.

     Our malls provide a broad range of shopping alternatives to serve the needs of customers in all market segments. Each mall is anchored by multiple department stores such as The Bon-Ton, Boscov's, Dillard's, Elder-Beerman, JCPenney, Kohl's, Lazarus, Lord & Taylor, Nordstrom, Meier & Frank Co., Neiman Marcus, Parisian, Proffitt's, Saks and Sears. Mall stores, most of which are national retailers, include Abercrombie & Fitch, American Eagle Outfitters, Barnes & Noble, Bath & Body Works, Finish Line, Footlocker, Hallmark, Kay Jewelers, Lerner New York, Limited Express, Pacific Sunwear, Radio Shack, The Disney Store, The Gap, The Limited, Old Navy, Victoria's Secret, Waldenbooks and Zales Jewelers. To provide a complete shopping, dining and entertainment experience, the malls generally have at least one theme restaurant, a food court offering a variety of fast food alternatives and, in certain of the malls, multiple screen movie theaters and other entertainment activities. Our largest operating mall has 1.5 million square feet of gross leasable area and approximately 140 stores, while our smallest has 224,000 square feet of gross leasable area and approximately 30 stores. The malls also have additional restaurants and retail businesses such as Chi-Chi's, Red Lobster and Toys "R" Us located along the perimeter of the parking areas.

     As of March 31, 2002, our malls accounted for 64.3% of the total gross leasable areas of our properties, and 74.8% of the total annualized minimum rents of our properties. Our malls had an overall occupancy rate of 91.6% as of March 31, 2002.

     MALL DEVELOPMENT. During the past four years, we have developed two super-regional malls, including one value-oriented super-regional mall. Value-oriented super-regional malls such as Jersey Gardens transcend the typical design and format of the value-oriented mall by combining the amenities and comforts of a contemporary regional mall with significant entertainment facilities and diversified tenants.

          Polaris Fashion Place. In October 2001, we opened Polaris Fashion Place, a new super-regional mall of approximately 1.5 million square feet on approximately 146.3 acres in northern Columbus, Ohio. All seven of the anchors and approximately 85.0% of the mall store space was occupied at the opening. At May 31, 2002, mall store occupancy was 87.6%. Construction of the mall commenced in July 2000. Construction and operating agreements with the mall's department store anchors, which include Kaufman's, Lord & Taylor, JCPenney, Lazarus, Saks Fifth Avenue and Sears, were also executed at that time. In June 2001, we obtained a seventh anchor, The Great Indoors, for the project. The project was developed in a joint venture in which we have a 39.29% ownership interest. The total estimated cost of the project is approximately $145.0 million.

          Jersey Gardens. Opened in October 1999, this is a 1.3 million square-foot value-oriented fashion and entertainment super-regional mall located in Elizabeth, New Jersey. Occupancy of Jersey Gardens was 85.1% at March 31, 2002. Tenants include department stores, manufacturers retail outlets, factory outlets, factory direct retailers and specialty stores. The entertainment area includes Jeepers and a cinema ride. A 22-screen state-of-the-art cinema complex opened in August 2001.

COMMUNITY CENTERS.

     Our community centers are designed to attract local and regional area customers and are typically anchored by a combination of supermarkets, discount department stores or drug stores which attract shoppers to each center's smaller shops. The tenants at our community centers typically offer day-to-day necessities and value-oriented merchandise. Anchor tenants at our community centers include nationally recognized retailers like JC Penney, Kmart, Lowe's, Sam's Club, Target and Wal-Mart and supermarkets such as Giant Food Stores, Kroger and Winn-Dixie. Many of the Community Centers have retail businesses including Toys "R" Us and OfficeMax or restaurants including Applebee's, Burger King, Lone Star, McDonald's, Starbucks and Wendy's located along the perimeter of the parking areas.

     As of March 31, 2002, our community centers accounted for 35.7% of the total gross leasable area of our properties, 25.2% of total annualized minimum rents of our properties and had an overall occupancy rate of 88.7%.

MALL AND COMMUNITY CENTER TENANTS.

     We have many nationally recognized tenants. The table below lists all tenants representing more than 1.0% of annualized minimum rents for our total portfolio as of March 31, 2002.

                                                PERCENTAGE
TENANT(1)                                        OF RENT
---------                                       ----------
Wal-Mart.....................................      5.1%
The Limited..................................      3.5%
The Gap......................................      2.7%
Kmart (2)....................................      2.3%
JCPenney.....................................      1.8%
Venator......................................      1.8%
Lowe's.......................................      1.6%
Kroger.......................................      1.4%
Saks, Inc....................................      1.4%
Best Buy.....................................      1.3%
Sterling, Inc................................      1.3%
Regal Cinemas (3)............................      1.2%
Burlington...................................      1.1%
Charming Shoppes.............................      1.1%

---------------

(1) As of the end of the second quarter of 2001, Ames represented approximately 1.5% of our annualized minimum rent. Of the 13 Ames leases in place at the time Ames filed for bankruptcy protection in the third quarter of 2001, Ames has rejected 10 leases, has announced the closing of one additional store and has two stores that remain in operation. Annualized rents were $3.4 million for the 13 locations before the bankruptcy filings and are approximately $0.6 million for the remaining three locations.

(2) At March 31, 2002, Kmart annualized minimum rents for the 14 Kmart locations in our portfolio were approximately $5.3 million. Kmart subsequently closed two of the locations during the second quarter of 2002, and we expect they will reject those leases. The annualized minimum rent for those two locations was approximately $0.8 million or 0.4% of the annualized minimum rents of our portfolio as of March 31, 2002.

(3) In May 2002, we sold a Regal Cinema adjacent to The Mall at Fairfield Commons, which reduced this percentage to less than 1.0%.

                                   MANAGEMENT

     Our trustees and executive officers are as follows:

NAME                                               POSITION WITH THE COMPANY
----                                               -------------------------
Herbert Glimcher                  Chairman, Chief Executive Officer and Trustee*
Michael P. Glimcher               President and Trustee***
William G. Cornely****            Executive Vice President, Chief Operating Officer, Chief
                                  Financial Officer, Treasurer and Trustee**
George A. Schmidt                 Executive Vice President, General Counsel, Secretary and
                                  Trustee***
Melinda A. Janik****              Senior Vice President and Chief Financial Officer
David J. Glimcher                 Trustee*
Philip G. Barach                  Trustee**
Oliver Birckhead                  Trustee**
Wayne S. Doran                    Trustee***
Janice Page                       Trustee **
Alan R. Weiler                    Trustee***
Harvey Weinberg                   Trustee*
John P. Hoeller                   Senior Vice President/Director of Properties
William R. Husted                 Senior Vice President of Construction
Thomas J. Drought, Jr.            Senior Vice President of Leasing

---------------

   * Term expires 2003

  ** Term expires 2004

 *** Term expires 2005

**** Effective July 1, 2002, Melinda A. Janik will become Senior Vice President and Chief Financial Officer. Mr. Cornely will resign as Chief Financial Officer, but continue to serve as Executive Vice President, Chief Operating Officer and Treasurer.

     Herbert Glimcher, 73, has been a trustee and Chairman of the Company since its inception in September, 1993 and has served as Chief Executive Officer of the Company since May, 1997. He served as President of the Company from March, 1998 until the appointment of Michael P. Glimcher as President in December, 1999. He served as Chairman of The Glimcher Company since its inception in 1959. Mr. Glimcher is a nationally recognized innovator in the field of shopping center development, having been instrumental in the management, acquisition and development of over 100 shopping centers during his approximately 40 year career in real estate. Mr. Glimcher is a member of the Board of Trustees of Mt. Carmel Health System, Inc., a member of the Board of Directors of The Ohio State University Foundation, and a member of the Board of Trustees of the Columbus Jewish Foundation. He is also a member of International Council of Shopping Centers ("ICSC") and the National Association of Real Estate Investment Trusts ("NAREIT"). Mr. Glimcher is a Class III Trustee and a member of the Management Committee and Executive Compensation Committee of the Board. Mr. Glimcher is the father of Michael Glimcher, our President, and David Glimcher, a trustee.

     Michael P. Glimcher, 34, has been a trustee of the Company since June, 1997 and was appointed President of the Company in December, 1999. Prior thereto, he was Executive Vice President of the Company since March, 1999, Senior Vice President of Leasing and Development of the Company since May, 1998, and Senior Vice President of Leasing since September, 1996. He was Vice President of Leasing since April, 1995 and Director of Leasing Administration since the Company's inception in 1993. Mr. Glimcher served as the Director of Leasing Administration of The Glimcher Company from the time he joined that Company in 1991. Mr. Glimcher is a vice president of the board of directors of the Hillel Foundation, and is a member of the Board of Governors of the Bexley Education Foundation. He is a director of Big Brothers/Big Sisters and the Young Leadership Division of the Columbus Jewish Federation. He is on the steering committee of the Columbus Speech and Hearing Center, the Young Leadership Group for United Way, and a member of the United Jewish Communities Young Leadership Cabinet. He is a member of the Columbus Metropolitan Club, ICSC and NAREIT. Mr. Glimcher is a member of the Management Committee of the Board. Mr. Glimcher is a Class II Trustee.

     William G. Cornely, 52, has been a trustee of the Company since October 20, 1999 and is currently Executive Vice President, Chief Operating Officer, Chief Financial Officer, and Treasurer of the Company. Effective as of July 1, 2002, he will resign as Chief Financial Officer and remain as Executive Vice President, Chief Operating Officer and Treasurer of the Company. He served as Senior Executive Vice President from March 9, 1998 through October 20, 1999, and has served as Chief Operating Officer since March 9, 1998. From April 15, 1997 until his promotion to Senior Executive Vice President on March 9, 1998, he was a Senior Vice President. He has served as Chief Financial Officer of the Company since April 15, 1997, and was appointed Treasurer of the Company in May, 1997. Mr. Cornely was associated with the international accounting firm of Coopers & Lybrand L.L.P. (a predecessor to PricewaterhouseCoopers LLP) from 1977 to 1997 and was a partner of such firm from 1986 until he joined the Company in 1997. Mr. Cornely is a member of the ICSC and NAREIT and is active in several charitable organizations. Mr. Cornely is a member of the Management Committee of the Board. Mr. Cornely is a Class I Trustee.

     George A. Schmidt, 54, has been a trustee of the Company since May, 1999 and has served as Senior Vice President of the Company since September, 1996 and General Counsel and Secretary of the Company since May, 1996. On March 9, 1999 he was promoted to Executive Vice President of the Company. Mr. Schmidt has over 25 years of experience in the practice of commercial real estate law, including six years as Assistant General Counsel of DeBartolo Realty Corporation, a NYSE listed real estate investment trust, prior to joining the Company in May of 1996. Mr. Schmidt has a B.A. degree from Cornell University, an M.B.A. degree from Ohio University, and a J.D. degree from Case Western Reserve University. Mr. Schmidt is a member of the Ohio, Texas, Columbus, Ohio and American Bar Associations, and is a member of ICSC and NAREIT. Mr. Schmidt has been a guest lecturer on shopping center leasing, legal and development issues for the American Bar Association and ICSC. Mr. Schmidt is a member of the Management Committee of the Board. Mr. Schmidt is a Class II Trustee.

     Melinda A. Janik, 45, will become Senior Vice President and Chief Financial Officer of the Company, effective as of July 1, 2002. For the past five years, Ms. Janik served as Vice President and Treasurer of NCR Corporation of Dayton, Ohio, where she was responsible for NCR's global treasury activities including capital structure, cash management, customer financing, foreign exchange and investment management for global pension assets. A certified public accountant, Ms. Janik joined NCR in 1997 from PriceWaterhouseCoopers LLP in Washington, D.C., where she specialized in financial accounting and consulting for the financial services industry.

     David J. Glimcher, 49, has been a trustee of the Company since September, 1993. He served as President and Chief Executive Officer of the Company from September, 1993 to May, 1997, and as President and Chief Operating Officer of the Company from May, 1997 to March, 1998. In March, 1998 Mr. Glimcher resigned as an officer of the Company. He is currently the President and Chief Executive Officer of The David J. Glimcher Company and President and Chief Executive Officer of Petroleum Realty Investment Partners, a joint venture with Lehman Brothers. Mr. Glimcher served as President and Chief Executive Officer of The Glimcher Company from 1987 to 1998. From 1984 until 1987, he was Vice President of The Glimcher Company with responsibilities for operations, leasing, acquisitions and development.

Mr. Glimcher is a member of ICSC and NAREIT and is active in several charitable and cultural organizations. Mr. Glimcher is a Class III Trustee and a member of the Executive Committee of the Board.

     Philip G. Barach, 72, has been a trustee of the Company since January, 1994. Mr. Barach has been a private investor since 1993. Prior thereto, he was Chairman of the Board of U.S. Shoe Corporation, a national retailer, from 1990 until 1993. Mr. Barach was the Chairman of the Board, President and Chief Executive Officer of U.S. Shoe Corporation from 1966 until 1990. He is a director of two other public companies, R.G. Barry Corporation and Bernard Chaus, Inc. Mr. Barach also is a consultant to three privately-held companies, Rack Room Shoes (a footwear retailer), AmAsia International Ltd. (a footwear distributor) and PC On Call (an on-site computer repair business). Mr. Barach is a member of the Audit Committee, Chairman of the Executive Committee and Chairman of the Executive Compensation Committee of the Board. Mr. Barach is a Class I Trustee.

     Oliver Birckhead, 79, has been a trustee of the Company since January 1994. Mr. Birckhead has been a private investor since 1988. Prior thereto, he was the President and Chief Executive Officer of The Central Bancorporation, a registered bank holding company, from 1969 until his retirement in 1989. Mr. Birckhead is active in several charitable and cultural organizations. Mr. Birckhead is Chairman of the Audit Committee and a member of the Executive Compensation Committee and the Executive Committee of the Board. Mr. Birckhead is a Class I Trustee.

     Wayne S. Doran, 66, has been a trustee of the Company since October, 1999. He retired in the fall of 2000 as a Vice President of Ford Motor Company and chairman of the board of Ford Motor Land Services Corporation ("Ford Land"), a wholly owned real estate subsidiary of Ford Motor Company. Mr. Doran joined Ford Motor Company in 1969 and became Chief Executive of Ford Land when it was formed in 1970. Before joining Ford Motor Company, Mr. Doran served as Vice President and General Manager of the land development division of Del E. Webb Corporation, Chicago, from 1963 to 1969. He is a trustee of the Urban Land Institute, chairman of the executive committee of the Metropolitan Realty Corporation, chairman of the Detroit Metropolitan Wayne County Airport Commission and a trustee of the National Realty Committee. He is a director of the Arizona State University Foundation and the Arizona State University Research Park, The Drachman Institute and the PGA TOUR Golf Course Properties. He is a member of the board of governors of Berry College, Rome, Georgia, and sits on the executive board of the Detroit Area Council of the Boy Scouts of America. He also is a director of Henry Ford Health System. Mr. Doran is a member of the Executive Compensation Committee of the Board. Mr. Doran is a Class II Trustee.

     Janice Page, 53, has been a trustee of the Company since September, 2001. During the past five years, Ms. Page has been a private investor. Ms. Page has over 25 years of experience as a retailer in the apparel industry, 15 years of which were spent at Sears, Roebuck and Company, the last five of which she served as Senior Group Vice President until her retirement in 1997. Ms. Page holds a bachelor of Arts degree from Pennsylvania State University. Ms. Page is a Class I Trustee.

     Alan R. Weiler, 68, has been a trustee of the Company since January, 1994. Mr. Weiler has been the President of Archer-Meek-Weiler Agency Inc., an insurance agency ("Archer-Meek-Weiler"), since 1970, and is currently Chairman of the Board of Archer-Meek-Weiler. He is a director of Cincinnati Financial Corporation, an insurance holding company, and Commerce National Bank of Columbus. Mr. Weiler is active in several charitable and cultural organizations. Mr. Weiler is a member of the Executive Committee and the Executive Compensation Committee of the Board. Mr. Weiler is a Class II Trustee.

     Harvey Weinberg, 64, has been a trustee of the Company since July, 1997. For the past five years, Mr. Weinberg has been a private investor and a limited partner in the Heritage Capital

Group, a financial investment management and advisory business. Mr. Weinberg has over 35 years experience as a retailer and manufacturer in the apparel industry, 25 years of which were spent at Hartmarx Corporation in various executive positions, the last five years during which he served as Chairman and Chief Executive Officer. He serves on the boards of directors of Syms Corporation, a publicly traded NYSE company which is a retailer of men's, women's and children's apparel, and R.G. Barry Corporation, also a public company and the world's largest manufacturer and marketer of comfort footwear. He serves on the advisory boards of In Motion Pictures, Argent Trading Company and Market Threads. He serves on the advisory board of the J.L. Kellogg Graduate School of Management at Northwestern University and is an Academic Director in Kellogg's Executive Development Program. He is a visiting Executive Professor at the University of North Florida School of Business and serves on the school's Business Advisory Council. He also serves as a director of the National Retail Federation's Foundation Board. He served on the Dean's Board for the School of Letters and Science at the University of Wisconsin from 1993 to 1996. Mr. Weinberg is a member of the Executive Compensation Committee, the Executive Committee and the Audit Committee of the Board. Mr. Weinberg is a Class III Trustee.

     John P. Hoeller, 62, has been Senior Vice President, Director of Property Management of the Company since December, 1997. Mr. Hoeller has over 20 years of experience in operating retail stores and shopping malls. From 1993 until 1997, he was Vice President, Regional Director of Properties for Wellspark Group, and from 1991 until 1993 he was Senior Vice President and Director of Stores for Barneys New York. He spent five years as Senior Vice President and General Manager at the Saks Fifth Avenue New York City flagship store, and was Vice President and Regional Director of the Detroit metropolitan area stores for J.L. Hudson Company for eight years. He was also Executive Vice President of The Taubman Company for three years. Mr. Hoeller is responsible for the day-to-day marketing and operations of all of the Company's properties.

     William R. Husted, 64, Senior Vice President, Construction Services, was a trustee of the Company from May, 1996 until May, 1999, and has been the Senior Vice President, Construction Services of the Company since September, 1996. Prior thereto, he served as Vice President of Development Services of the Company since January, 1996 and as Vice President of Construction of the Company from September, 1993 until January, 1996. From 1985 to 1988, Mr. Husted served as Director of Construction of the Company's predecessor, The Glimcher Company.

     Thomas J. Drought, Jr., 40, was promoted to the office of Senior Vice President, Leasing in January, 2002. For the past five years, Mr. Drought has served in various leasing positions with the Company, including Regional Leasing Director and Vice President of Leasing. Prior to joining the Company, Mr. Drought spent nine years with Landau & Heyman Ltd. and has more than 16 years of extensive real estate leasing experience. Mr. Drought is responsible for directing and overseeing leasing of the Company's entire portfolio of properties.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
                          TO HOLDERS OF COMMON SHARES

     The following is a summary of certain changes in the federal income tax laws that affect REITs and shareholders of REITs. This discussion supplements, and should be read in conjunction with, the disclosure under the caption "Federal Income Tax Considerations" in the accompanying prospectus. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences.

     The statements in this discussion are based on current provisions of the Code, existing and temporary Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. We cannot assure you that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any of these changes could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we cannot assure you that these statements will not be challenged by the IRS or that a challenge will not be sustained by a court.

     This discussion is not intended as a substitute for careful tax planning. You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the purchase, ownership and disposition of common shares in a REIT, including the federal, state, local, foreign and other tax consequences of such purchase, ownership and disposition, and of potential changes in applicable tax laws.

                     FEDERAL INCOME TAXATION OF THE COMPANY

     We elected to be treated as a REIT under Sections 856 through 860 of the Code for federal income tax purposes beginning with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot assure you, however, that such requirements will be met in the future. We have received an opinion from Robinson Silverman Pearce Aronsohn & Berman LLP that beginning with our taxable year ended December 31, 1994, we were organized in conformity with the requirements for qualification as a REIT, and at all times since that initial year, our method of operation and organization has enabled us to meet the requirements for qualification and taxation as a REIT under the Code. We intend to continue to operate in a manner that will enable us to qualify for taxation as a REIT, but we cannot assure you that we will operate in a manner so as to qualify or remain qualified. We must emphasize that this opinion is based on various assumptions and is conditioned upon certain representations that we made as to factual matters concerning our business and properties. Moreover, qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code discussed below and in the accompanying prospectus, the results of which have not and will not be reviewed by Robinson Silverman Pearce Aronsohn & Berman LLP; although they have made due inquiry of the Company concerning these matters. Accordingly, we cannot be sure that the actual results of our operation for any one taxable year will satisfy these requirements.

     The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the Treasury Department. For example, in 1999, Congress enacted the Tax Relief Extension Act (the "Act") which contains changes in federal income tax laws, generally effective January 1, 2001, that affect REITs. Under the Act, REITs may own up to 100% of the stock in "taxable REIT subsidiaries," corporations which are permitted to provide services to tenants of the REIT and others, without disqualifying the rents that the REIT receives from its tenants. A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. Additionally, any corporation in which a taxable REIT subsidiary owns more than 35% of the voting power or value is itself a taxable REIT subsidiary. Although a REIT may own up to 100% of the stock of a taxable REIT subsidiary, (i) the value of all securities in taxable REIT subsidiaries held by the REIT may not exceed 20% of the value of the total assets of the REIT; and (ii) any dividends received by the REIT from its taxable REIT subsidiaries will not constitute qualifying income under the 75% income test. In addition, the Act limits the deduction of interest paid by a taxable REIT subsidiary to the REIT.

     The Act imposes a tax on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

     - Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services, or amounts received by an independent contractor from whom the REIT does not derive any income.

     - Redetermined rents do not include de minimis payments received by the REIT for non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, so long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

     - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the services.

     - The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arms' length basis even though a taxable REIT subsidiary provided services to the tenants.

     Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

     Under the Act, a REIT will be prohibited from owning more than 10%, by vote or by value, of the securities, other than specified debt securities, of a non-REIT C corporation. This does not, however, apply to taxable REIT subsidiaries, qualified REIT subsidiaries and non-qualified corporate subsidiaries in which the REIT does not own more than 10% of the voting securities if:

     - the non-qualified subsidiary was established on or before July 12, 1999,

     - the subsidiary does not engage in a new line of business or acquire any substantial asset (other than pursuant to a binding contract in effect as of July 12, 1999, a tax-free exchange, an involuntary conversion or a reorganization with another non-qualified corporate subsidiary) and

     - the REIT does not acquire any new securities in such subsidiary (other than pursuant to a binding contract in effect as of July 12, 1999 or a reorganization with another non-qualified corporate subsidiary).

     Under the Act, a REIT may convert existing non-qualified corporate subsidiaries into taxable REIT subsidiaries in a tax-free reorganization at any time prior to January 1, 2004.

     Except for Glimcher Development Corporation ("GDC"), Ohio Entertainment Corporation, N.J. Metromall Urban Renewal Inc., and Glimcher JG Urban Renewal Inc. (with respect to each of which an election to be treated as a taxable REIT subsidiary of the Company has been filed or will be filed in a timely manner or the stock of which is owned more than 35% by another taxable REIT subsidiary), various qualified REIT subsidiaries, and corporations in which we are permitted to own in excess of 10% in value under the grandfather provisions described above, there is no corporation in which we own securities that exceed 10% of either the vote or value of the corporation. GDC is a corporation in which we indirectly own 100% through Glimcher Properties Limited Partnership, our operating partnership. We and GDC have jointly made a timely election to treat GDC as a taxable REIT subsidiary, effective January 1, 2001. Thus, we will not violate the general limitation on a REIT's ownership of 10% of the vote or value of the securities of a corporation. Furthermore, we do not expect that through our ownership of GDC we will violate the requirement that the value of all securities in taxable REIT subsidiaries held by a REIT not exceed 20% of the value of all of the assets of the REIT. Finally, we do not expect that we will incur any liability for the tax imposed by the Act on 100% of redetermined rents, redetermined deductions, or excess interest as a result of the election to treat GDC as a taxable REIT subsidiary.

     Under the Act, the 95% distribution requirements discussed in the accompanying prospectus is reduced to 90% of REIT taxable income.

     Under the Act, the basis for determining whether more than 15% of the rents received by a REIT from a property are attributable to personal property is based upon a comparison of the fair market value of the personal property leased by the tenant as compared to the fair market value of all of the property leased by the tenant, rather than the adjusted basis of such personal property compared to the adjusted basis of all such property as discussed in the accompanying prospectus.

                    FEDERAL INCOME TAXATION OF SHAREHOLDERS

     Effective for years after December 31, 1997, gain on capital assets held for at least 12 months is generally taxed at a rate of 20%, and the 28% rate for assets held more than 12 months and less than 18 months is eliminated. Effective January 1, 2001, for assets held more than 5 years, a reduced capital gains tax rate of 18% applies to assets acquired (or deemed acquired) after December 31, 2000. In the case of capital gains dividends, for a U.S. shareholder who is an individual, trust or estate, capital gains dividends may be taxed at 28% (or possibly 25% because of changes in the law) except to the extent that we designate the capital gain dividend as a 20% rate distribution or a 25% rate distribution based on IRS guidelines.

     The United States Treasury Department has issued final regulations regarding the withholding and information reporting rules discussed in the accompanying prospectus effective for payments made on or after January 1, 2001. Pursuant to final regulations, non-U.S. shareholders are required to file with a U.S. payor an Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, indicating the identities and addresses of the beneficial owners of such shares. Additionally, foreign pass-through entities such as partnerships or grantor trusts which are shareholders of the Company are required to provide Forms W-8BEN on behalf of persons with interests in such entities. Non-U.S. persons who do not comply with these disclosure requirements will be unable to obtain the benefits of reduced rates of withholding pursuant to treaties or the Code, and may be subject to backup withholding, as described below.

     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. Under these rules, we would be required to withhold at the applicable tax rate (declining to 28% in 2006) from payments subject to information reporting when (i) a shareholder fails to supply a correct taxpayer identification number; (ii) the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number; or
(iii) in the case of corporations or others within certain exempt categories, when they fail to demonstrate or provide the required certification of their exempt status. A shareholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.

     The backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends to nonresident aliens will generally not be subject to backup withholding. To avoid backup withholding on dividends, nonresidents must certify their nonresident alien status, by completing and signing a Form W-8BEN (or permissible substitute form). For all payments made on or after January 1, 2001, IRS Forms 1001 and 4224 are replaced by IRS Forms W-8BEN and W-8ECI, respectively.

     Furthermore, if you are a U.S. shareholder, payments made to you by a broker upon sale of the common shares will generally be subject to information reporting and backup withholding. If you are a nonresident alien, payments made to you by a broker will not be subject to information reporting or backup withholding, as long as you certify your foreign status.

     Any amounts withheld from a payment to a shareholder under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective number of common shares at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

                                                                NUMBER
UNDERWRITERS                                                   OF SHARES
------------                                                   ---------
Deutsche Bank Securities Inc. ..............................   2,250,000
McDonald Investments Inc. ..................................     750,000
                                                               ---------
     Total..................................................   3,000,000
                                                               =========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the common shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the common shares offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     We have been advised by the underwriters that they propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.535 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.10 per share to other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 450,000 additional common shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common shares offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional common shares as the number of common shares to be purchased by it in the above table bears to the total number of common shares offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional common shares to the underwriters to the extent the option is exercised. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the 3,000,000 common shares are being offered.

     The underwriting discounts and commissions per share are equal to the public offering price per common share less the amount paid by the underwriters to us per common share. The underwriting discounts and commissions are 5.0% of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                           TOTAL FEES
                                                            ----------------------------------------
                                                            WITHOUT EXERCISE OF   WITH FULL EXERCISE
                                                              OVER-ALLOTMENT      OF OVER-ALLOTMENT
                                            FEE PER SHARE         OPTION                OPTION
                                            -------------   -------------------   ------------------
Discounts and commissions paid by us......      $0.89           $2,670,000            $3,070,500

     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $175,000.

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our executive officers and trustees has agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common shares or other securities convertible into or exchangeable or exercisable for our common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of 90 days after the date of the underwriting agreement without the prior written consent of Deutsche Bank Securities Inc.; provided, however, that the foregoing restrictions shall not apply to the exercise of options or warrants by such persons, although the restrictions shall apply to common shares issued upon any such exercise. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the underwriters except that without such consent we may grant options and sell shares pursuant to our share option and incentive plans and we may issue common shares (i) in connection with the acquisition of real estate assets or in exchange for all or substantially all of the equity or assets of a company in connection with a merger or acquisition,
(ii) pursuant to the Trust's Distribution Reinvestment and Share Purchase Plan (excluding the provisions relating to optional investments greater than $3,000),
(iii) upon the exercise of options or warrants, in each case outstanding on the date hereof and (iv) upon the Trust's redemption of limited partnership units of the Operating Partnership. There are no agreements between the underwriters and any of our executive officers or trustees releasing them from these lock-up agreements prior to the expiration of the 90-day period.

     The underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional common shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

     Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

     Stabilizing transactions consist of various bids for or purchases of our common shares made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

     Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., and Keybank National Association, an affiliate of McDonald Investments Inc., are two of the lenders under our $170.0 million secured credit facility. In addition, affiliates of Deutsche Bank Securities Inc. are lenders to us under the $4.5 million secured bridge loan, a $135.0 million mortgage loan financing and a $30.0 million subordinated note. The underwriters and their affiliates have received customary fees and commissions for their services. They may provide additional commercial and investment banking services in the future, for which they will receive customary fees and commissions.

     Because more than 10% of the net proceeds of this offering may be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in this offering, the offering will be conducted in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

     The validity of the common shares offered by this prospectus supplement will be passed upon for us by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Clifford Chance Rogers & Wells LLP, New York, New York. Robinson Silverman Pearce Aronsohn & Berman LLP and Clifford Chance Rogers & Wells LLP, will rely on Ballard Spahr Andrews & Ingersoll LLP, Baltimore, Maryland, as to certain matters of Maryland law, including the legality of the common shares.

GLIMCHER REALTY TRUST
$282,740,000

PREFERRED SHARES, COMMON SHARES,
WARRANTS AND RIGHTS

Glimcher Realty Trust (the "Company") may from time to time offer in one or more series its (i) preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), (ii) common shares of beneficial interest, par value $.01 per share ("Common Shares"), (iii) warrants to purchase Preferred Shares or Common Shares (collectively, "Warrants"), or (iv) rights to purchase Common Shares ("Rights"), with an aggregate public offering price of up to $282,740,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. Preferred Shares, Common Shares, Warrants and Rights (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Shares, the number, specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other terms and conditions, and the initial public offering price; (ii) in the case of Common Shares, any initial public offering price; (iii) in the case of Warrants, the number and terms thereof, the designation and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; and (iv) in the case of Rights, the duration, exercise price and transferability thereof. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of certain types of Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for Federal income tax purposes.

The applicable Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE DATE OF THIS PROSPECTUS IS JUNE 26, 2002

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Shares and 9 1/4% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share ("Series B Preferred Shares"), are listed on the New York Stock Exchange (the "NYSE") and similar information concerning the Company can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or to previous filings made by the Company with the Commission, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Offered Securities, reference is hereby made to the Registration Statement, the previous filings made by the Company with the Commission and the exhibits and schedules thereto, which may be obtained from the Commission (i) at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission or (ii) by consulting the Commission's Web site at the address of http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

     1. The Company's Current Report on Form 8-K filed with the Commission on June 24, 2002;

     2. The Company's quarterly report on Form 10-Q for the quarter ended March 31, 2002 filed with the Commission on May 15, 2002;

     3. The Company's Current Report on Form 8-K filed with the Commission on February 17, 2002;

     4. The Company's definitive proxy statement filed with the Commission on May 10, 2002;

     5. The Company's Annual Report on Form 10 K for the year ended December 31, 2001 filed with the Commission on March 11, 2002;

     6. The description of the Rights to Purchase Series E Junior Participating Preferred Shares in the Company's Registration Statement on Form 8-A filed with the Commission on March 12, 1999;

     7. The description of the Series B Preferred Shares contained in the Company's Registration Statement on Form 8-A, dated November 13, 1997 and filed with the Commission on November 13, 1997; and

     8. The description of the Common Shares contained in the Company's Registration Statement on Form 8-A, filed with the Commission on October 21, 1993, and the information thereby incorporated by reference contained in the Company's Registration Statement on Form S-11 (No. 33-69740), as amended by Amendments No. 1, 2, 3, 4 and 5, filed September 30, 1993, November 5, 1993, November 22, 1993, November 30, 1993, January 10, 1994 and January 19, 1994, respectively, under the heading "Description of Shares of Beneficial Interest."

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person to whom this Prospectus is delivered, upon written or oral request. Requests should be directed to Glimcher Realty Trust,
Attention: Chief Financial Officer, 20 South Third Street, Columbus, Ohio 43215 (Telephone Number: (614) 621-9000).

                                  THE COMPANY

     Glimcher Realty Trust is a fully integrated, self-administered and self-managed Maryland real estate investment trust ("REIT"), which owns, leases, manages and develops a portfolio of retail properties consisting of regional and super regional malls (including, most recently, value-oriented super regional malls) ("Mall Properties") and community shopping centers (including single tenant retail properties) ("Community Centers"). As of March 31, 2002, the Company owned interests in and operated 100 properties, consisting of 23 Mall Properties and 77 Community Centers (including 6 single tenant retail properties (collectively, the "Properties") located in 25 states. As of March 31, 2002, the Properties contained an aggregate of approximately 30.8 million square feet of gross leasable area ("GLA") and were approximately 90.5% leased.

     The Company is focused on achieving growth in multiple retail formats which appeal to a wide range of consumers and to national and regional tenants in selected markets throughout the United States. Through the application of technology and the introduction of entertainment concepts, the Company has developed new designs and formats for retail properties in order to forge strong ties with a broad group of retailers and to appeal to a broad cross section of consumers. The Company is committed to developing and acquiring retail properties throughout the United States that individually, or in combination with other properties owned by the Company, are capable of becoming the dominant retail properties in their markets.

     Herbert Glimcher, the Company's Chairman and Chief Executive Officer has been involved in the acquisition, leasing, management and development of retail properties for approximately 40 years. The Company has assembled a management team that together possesses the skill and sophistication necessary to execute its strategy. Senior management includes experienced professionals in development, finance, human resources, leasing, legal and marketing. The Company believes that its team approach to property management and its ability to develop high quality and innovative retail properties on a cost effective basis combined with its established relationships with national and regional tenants and its extensive experience in understanding the needs of local tenants provide the Company with strategic advantages over other retail property operators and developers in the Company's market areas.

     All of the Company's interests in the Properties are held by, and its operations are conducted through, Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), or by entities in which the Operating Partnership has a direct or indirect interest ("Subsidiary Partnerships"). As of March 31, 2002, the Company owned approximately 90.4% of the Operating Partnership's outstanding common units of partnership interest and all of the outstanding Series B Preferred Units in the Operating Partnership, and is, through its wholly owned subsidiary, Glimcher Properties Corporation, the sole general partner of the Operating Partnership.

     The Company's executive offices are located at 20 South Third Street, Columbus, Ohio 43215, and its telephone number is (614) 621-9000.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the historical ratios of earnings to fixed charges of the Company for the periods indicated:

QUARTER ENDED
  MARCH 31,             YEAR ENDED DECEMBER 31,
-------------   ----------------------------------------
2002    2001    2001    2000   1999   1998   1997   1996
-----   -----   -----   ----   ----   ----   ----   ----
1.37    1.34     1.23   1.47   1.45   1.54   1.59   1.81

     For purposes of computing the ratio of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental income, if any, amortization of deferred financing costs (including amounts capitalized) and dividends payable on outstanding preferred shares.

                                USE OF PROCEEDS

     The Company is required by the terms of the partnership agreement for the Operating Partnership to invest the net proceeds of any sale of Offered Securities in the Operating Partnership in exchange for a similar economic interest in the Operating Partnership. Unless otherwise described in the applicable Prospectus Supplement, the intended use of the net proceeds from the sale of the Offered Securities by the Operating Partnership is for general purposes, which may include the acquisition of properties as suitable opportunities arise, the expansion and improvement of certain properties owned or to be owned, the financing of future new development and the repayment of certain indebtedness outstanding at such time, and for working capital purposes.

                        DESCRIPTION OF PREFERRED SHARES

     The Company's Amended and Restated Declaration of Trust, as amended (the "Declaration of Trust"), authorizes the Company to issue up to 100,000,000 shares of beneficial interest of the Company, consisting of Common Shares and such other types or classes of shares of beneficial interest as the Board of Trustees may create and authorize from time to time and designate as representing a beneficial interest in the Company. The Company is authorized to issue Preferred Shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees of the Company may determine by resolution. As of June 26, 2002, the Company had issued and outstanding 30,833,803 Common Shares and 5,118,000 Series B Preferred Shares. All of the outstanding Series A-1 Preferred Shares of Beneficial Interest and Series D Preferred Shares of Beneficial Interest of the Company were redeemed in May 2001.

                    DESCRIPTION OF SERIES B PREFERRED SHARES

     Set forth below is a summary of the material terms of the Series B Preferred Shares.

RANK

     The Series B Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to (i) all classes or series of Common Shares and (ii) all equity securities ranking junior to such Series B Preferred Shares; (b) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Shares (the "Parity Preferred Shares"); and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Shares. The term "equity securities" does not include convertible debt securities for this purpose.

DISTRIBUTIONS

     Holders of Series B Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board of Trustees, out of assets of the Company legally available for payment, cash distributions payable quarterly at the rate of 9.25% per annum of the $25.00 liquidation preference (equivalent to $2.3125 per annum per share). Such distributions shall be cumulative from the date of original issue and shall be payable quarterly on the 15th of each January, April, June and October of each year or, if not a business day, the next succeeding business day (each a "Distribution Payment Date"). Any distribution payable on the Series B Preferred Shares for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear on the stock transfer books of the Company at the close of business on the applicable record date, which shall be fixed by the Board of Trustees of the Company and which shall be not more than 60 nor less than 10 days prior to such Distribution Payment Date (each a "Distribution Record Date"). After full distributions on the Series B Preferred Shares have been paid or declared and funds set aside for payment for all past distribution periods and for the then current quarter, the holders of Series B Preferred Shares will not be entitled to any further distributions with respect to that quarter.

     When distributions are not paid in full upon the Series B Preferred Shares and any other series of Parity Preferred Shares, all distributions declared upon the Series B Preferred Shares and any other Parity Preferred Shares shall be declared pro rata so that the amount of distributions declared per share on such Series B Preferred Shares and such other Parity Preferred Shares shall in all cases bear to each other the same ratio that the accrued distributions per share on the Series B Preferred Shares and such other Parity Preferred Shares bear to each other. Except as set forth in the preceding sentence, unless full distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Common Shares or other shares of equity securities of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation) shall be authorized or paid or set aside for payment on the Common Shares or on any other shares of equity securities of the Company ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation. Unless full distributions on the Series B Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no Common Shares or any other shares of equity securities of the Company ranking junior to or on a parity with the Series B Preferred Shares as to distributions or upon liquidation (including less than all of Series B Preferred Shares) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Company or any subsidiary of the Company except by conversion into or exchange for shares of equity securities of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation. See "Description of Preferred
Shares -- Description of Series B Preferred Shares -- Redemption" for similar restrictions on the redemption, purchase or other acquisition of the Series B Preferred Shares.

     No distributions on the Series B Preferred Shares shall be authorized by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. The Company's $170 million secured credit facility (the "Credit Facility") presently limits the distributions payable by the Company on its Common Shares and outstanding preferred shares of beneficial interest to 100% of Funds from Operations (as defined below) for the Company on a consolidated and cumulative basis over the prior four quarters. For the purposes of the Credit Facility, "Funds from Operations" means net income less gains from property sales, plus losses from property sales and debt restructurings, amortization and depreciation, noncash expense and minority interest expense, less the sum of scheduled principal payments, excluding balloon payments, and capital expenditures. For the purposes of the preceding sentence, capital expenditures are assumed to be $0.15 per square foot of GLA on the properties operated and maintained by the Company, excluding ground leases, in excess of five years old. Cash flow from properties that secure loans that are in default and as to which the indebtedness has been accelerated are excluded from the calculation of Funds from Operations.

     Notwithstanding the foregoing, distributions on the Series B Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions, whether or not any agreement of the Company prohibits payment of such distributions, and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Shares will not bear interest and holders of Series B Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series B Preferred Shares as provided above.

     Any distribution payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

     If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest in the Company (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of the Series B Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series B Preferred Shares for the year and the denominator of which shall be the Total Distributions.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up (whether or not declared). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Company.

     In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity security of the Company ranking on a parity with the Series B Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of the Series B Preferred Shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. If liquidating distributions shall have been made in full to all holders of

Series B Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of equity security ranking junior to the Series B Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

     For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other entity, (ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by incorporation of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of Series B Preferred Shares.

REDEMPTION

     Except in certain circumstances relating to the Company's maintenance of its ability to qualify as a REIT under the Code as described under "Description of Common Shares -- Restrictions on Ownership and Transfer," the Series B Preferred Shares are not redeemable prior to November 15, 2002. On any date as fixed by the Board of Trustees of the Company on or after November 15, 2002, the Company, upon not less than 30 nor more than 60 days' written notice, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid distributions thereon, if any (whether or not declared), to the date fixed for redemption (except as provided below), without interest, to the extent the Company will have funds legally available therefore. The redemption price of the Series B Preferred Shares (other than any portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital shares of the Company and not from any other source. For purposes of the preceding sentence, "capital shares" means any common shares of beneficial interest, preferred shares, depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing of or in the Company or the Operating Partnership. Holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid distributions payable upon such redemption. If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Board of Trustees of the Company and such shares shall be redeemed pro rata from the holders of record thereof in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all Series B Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares (as defined below) in order to ensure that the Company remains qualified as a REIT for Federal income tax purposes, or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

     Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of Series B Preferred Shares to be redeemed at their respective addresses as shown on the stock transfer books of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series B Preferred Shares to be redeemed; (iv) the place or places where the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (v) that distributions on the Series B Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder.

     In order to facilitate the redemption of the Series B Preferred Shares, the Board of Trustees may fix a record date for the determination of Series B Preferred Shares to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Shares for which a notice of redemption has been given.

     The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "-- Restrictions on Ownership and Transfer").

     Subject to applicable law and the limitation on purchases when distributions on the Series B Preferred Shares are in arrears, the Company may, at any time and from time to time, purchase any Series B Preferred Shares in the open market, by tender or by private agreement.

VOTING RIGHTS

     Holders of the Series B Preferred Shares will not have any voting rights, except as set forth below or as otherwise expressly required by applicable law.

     Whenever distributions on any Series B Preferred Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the holders of such Series B Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company at a special meeting called by the holders of record of at least 20% of the outstanding Series B Preferred Shares or the holders of shares of any series of Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders and at each subsequent meeting until all distributions accumulated on such Series B Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full. In such case, the entire Board of Trustees will be increased by two trustees.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares and of any series of Parity Preferred Shares, voting as a single class, will be required to authorize another class of equity securities senior to the Series B Preferred Shares with respect to the payment of distributions or the distribution of assets on liquidation. The affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares will be required to amend, alter or repeal any provision of, or add any provision to, the Declaration of Trust, including the Articles Supplementary relating to the Series B Preferred Shares (the "Articles Supplementary"), if such action would materially and adversely alter or change the rights, preferences or privileges of the Series B Preferred Shares. No such vote or consent is required in connection with (i) any increase in the total number of authorized Common Shares; (ii) the authorization or increase of any class or series of shares of beneficial interest ranking, as to distribution rights and liquidation preference, on a parity with or junior to the Series B Preferred Shares; (iii) any merger or consolidation in which the Company is the surviving entity if, immediately after the merger or consolidation, there are outstanding no shares of beneficial interest and no securities convertible into shares of beneficial interest ranking as to distribution rights or liquidation preference senior to the Series B Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; (iv) any merger or consolidation in which the Company is not the surviving entity if, as result of the merger or consolidation, the holders of Series B Preferred Shares receive shares of stock or beneficial interest or other equity securities with preferences, rights and privileges substantially identical with the preferences, rights and privileges of the Series B Preferred Shares and there are outstanding no shares of stock or beneficial interest or other equity securities of the surviving entity ranking as to distribution rights or liquidation preference senior to the Series B Preferred Shares other than the securities of the Company outstanding prior to such merger or consolidation; or (v) if, at or prior to the time when the issuance of any such shares ranking senior to the Series B Preferred Shares is to be made or any such change is to take effect, as the case may be, proper notice has been given and sufficient funds have been irrevocably deposited in trust for the redemption of all the then outstanding Series B Preferred Shares.

CONVERSION

     The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Ownership of Series B Preferred Shares by any person is limited, with certain exceptions, to (i) 8.0% of the lesser of the number or value of the Company's total outstanding shares of beneficial interest and (ii) 9.9% of the lesser of the number or value of the total outstanding Series B Preferred Shares. For information regarding additional restrictions on ownership and transfer of the Series B Preferred Shares, see "Description of Common
Shares -- Restrictions on Ownership and Transfer."

     In addition to the restrictions on ownership and transfer set forth in the Declaration of Trust, the Articles Supplementary provide, subject to certain exceptions, that no holder (other than any person approved by the Board of Trustees, at their option and in their discretion, provided such approval will not result in the termination of the status of the Company as a REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% (the "Series B Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Series B Preferred Shares.

     The Board of Trustees may waive the Series B Ownership Limit if evidence, satisfactory to the Board of Trustees and the Company's tax counsel is presented, that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Series B Ownership Limit.

     Any transfer of Shares that would (i) create a direct or indirect ownership of Shares in excess of the Series B Ownership Limit, (ii) result in the Series B Preferred Shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Code, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no, rights to the Shares. The Articles Supplementary provide that the Company, by notice to the holder thereof, may purchase any or all Series B Preferred Shares (the "Series B Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Series B Preferred Shares in excess of the Series B Ownership Limit or would otherwise jeopardize the REIT status of the Company. From and after the date fixed for purchase by the Board of Trustees, the holder of such shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the shares. The purchase price for any Series B Excess Preferred Shares shall be equal to the fair market value of such Series B Preferred Shares. Any distribution paid to a proposed transferee on Series B Excess Preferred Shares prior to the discovery by the Company that such shares have been transferred in violation of the provisions of the Articles Supplementary shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Series B Excess Preferred Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Series B Excess Preferred Shares and to hold such Series B Excess Preferred Shares on behalf of the Company.

     All persons who own, directly or indirectly by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding Series B Preferred Shares must give a written notice to the Company containing the information specified in the Articles Supplementary by January 30 of each year. In addition, each direct or indirect holder of Series B Preferred Shares shall upon demand be required to disclose to the Company in writing such information with respect to the direct or indirect ownership of Series B Preferred Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

TRANSFER AGENT

     The registrar, transfer agent and distribution disbursing agent for the Series B Preferred Shares is Computershare Investor Services LLC.

OTHER PREFERRED SHARES

     The following description of the Preferred Shares which may be offered pursuant to a Prospectus Supplement sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The particular terms of the Preferred Shares being offered and the extent to which such general provisions may or may not apply will be described in a Prospectus Supplement relating to such Preferred Shares. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust (including the applicable Articles Supplementary) and the Company's Bylaws, as in effect.

     Subject to limitations prescribed by Maryland law and the Declaration of Trust, the Board of Trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as may be fixed by resolution of the Board of Trustees or a duly authorized committee thereof. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

     Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder. The Company's Bylaws further provide that the Company shall indemnify each shareholder or former shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or a former shareholder and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory and other liabilities, a shareholder may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

     The Register and Transfer Agent for any Preferred Shares will be set forth in the applicable Prospectus Supplement.

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

     (1) the title and stated value of such Preferred Shares;

     (2) the number of such Preferred Shares being offered, the liquidation preference per share and the offering price of such Preferred Shares;

     (3) the distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

     (4) the date from which distributions on such Preferred Shares shall accumulate, if applicable;

     (5) the procedures for any auction and remarketing, if any, for such Preferred Shares;

     (6) the provision for a sinking fund, if any, for such Preferred Shares;

     (7) the provisions for redemption, if applicable, of such Preferred Shares;

     (8) any listing of such Preferred Shares on any securities exchange;

     (9) the terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price (or manner of calculation thereof);

     (10) a discussion of Federal income tax considerations applicable to such Preferred Shares;

     (11) the relative ranking and preferences of such Preferred Shares as to distribution rights (including whether any liquidation preference as to the Preferred Shares will be treated as a liability for purposes of determining the availability of assets of the Company for distributions to holders of Shares remaining junior to the Preferred Shares as to distribution rights) and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (12) any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of Preferred Shares as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) any limitations on direct or beneficial ownership and restrictions on transfer of such Preferred Shares, in each case as may be appropriate to preserve the status of the Company as a REIT; and

     (14) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares.

RANK

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares will, with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares, and to all equity securities ranking junior to such Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be; and
(iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to distribution rights and/or rights upon liquidation, dissolution or winding up of the Company, as the case may be. As used in the Declaration of Trust, for these purposes, the term "equity securities" does not include convertible debt securities.

DISTRIBUTIONS

     Holders of Preferred Shares shall be entitled to receive, when, as and if authorized by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash distributions at such rates (or method of calculation thereof) and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Distributions on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to authorize a distribution payable on a distribution payment date on any series of the Preferred Shares for which distributions are noncumulative, then the holders of such series of the Preferred Shares will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are authorized for payment on any future distribution payment date.

     If any Preferred Shares of any series are outstanding, no full distributions shall be authorized or paid or set apart for payment on the preferred shares of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series for all past distribution periods and the then current distribution period or (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Preferred Shares of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares of any series and the shares of any other series of preferred shares ranking on a parity as to distributions with the Preferred Shares of such series, all distributions authorized upon the Preferred Shares of such series and any other series of preferred shares ranking on a parity as to distributions with such Preferred Shares shall be authorized pro rata so that the amount of distributions authorized per share on the Preferred Shares of such series and such other series of preferred shares shall in all cases bear to each other the same ratio that accrued and unpaid distributions per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution) and such other series of preferred shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on the Preferred Shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and (ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on the Preferred Shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no distributions (other than in common shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company) shall be authorized or paid or set aside for payment or other distribution upon the Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, dissolution or winding up of the affairs of the Company, nor shall any Common Shares or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to distributions or upon liquidation, dissolution or winding up of the affairs of the Company be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of beneficial interest) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation, dissolution or winding up of the affairs of the Company).

     Any distribution payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares of any series will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Shares does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and
(ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of Preferred Shares shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series, and, unless (i) if such series of Preferred Shares has a cumulative distribution, full cumulative distributions on all outstanding shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period and
(ii) if such series of Preferred Shares does not have a cumulative distribution, full distributions on all shares of such series have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to distributions and upon liquidation).

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been properly given and if the funds necessary for such redemption have been irrevocably set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Shares, such Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. Any moneys so deposited which remain unclaimed by the holders of such Preferred Shares at the end of two years after the redemption date will be returned by the applicable bank or trust company to the Company.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to any series of Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Shares shall be entitled to receive, after payment or provision for payment of the Company's debts and other liabilities, out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of such series of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all such outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with such series of Preferred Shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If the liquidating distributions shall have been made in full to all holders of a series of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to such series of Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For purposes of this section, a distribution of assets in any dissolution, winding up or liquidation will not include (i) any consolidation or merger of the Company with or into any other corporation, (ii) any dissolution, liquidation, winding up, or reorganization of the Company immediately followed by organization of another entity to which such assets are distributed or (iii) a sale or other disposition of all or substantially all of the Company's assets to another entity; provided that, in each case, effective provision is made in the charter of the resulting and surviving entity or otherwise for the recognition, preservation and protection of the rights of the holders of Preferred Shares.

VOTING RIGHTS

     Holders of any series of Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of a majority of the shares of each series of Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of beneficial interest of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, including the applicable Articles Supplementary for such series of Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, that any increase in the amount of the authorized preferred shares or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be affected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.

     Whenever distributions on any Preferred Shares shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Shares (voting together as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees of the Company until, (i) if such series of Preferred Shares has a cumulative distribution, all distributions accumulated on such Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Shares does not have a cumulative distribution, four consecutive quarterly distributions shall have been fully paid or authorized and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees of the Company will be increased by two trustees.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Preferred Shares.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Therefore, the Declaration of Trust imposes certain restrictions on the ownership and transferability of Preferred Shares. For a general description of such restrictions, see "Description of Common Shares -- Restrictions on Ownership and Transfer." All certificates representing Preferred Shares will bear a legend referring to these restrictions.

                          DESCRIPTION OF COMMON SHARES

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Preferred Shares or upon the exercise of Warrants or Rights. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Declaration of Trust and the Company's Bylaws.

     Subject to the preferential rights of any Preferred Shares and to the provisions of the Declaration of Trust relating to Excess Shares (as defined below), holders of the Common Shares are entitled to receive distributions when, as and if authorized and declared by the Board of Trustees of the Company, out of assets legally available therefor. Payment and authorization of distributions on the Common Shares and purchases of Common Shares by the Company will be subject to certain restrictions if the Company fails to pay distributions on the Series B Preferred Shares and Preferred Shares. See "Description of Preferred Shares." Upon any liquidation, dissolution or winding-up of the Company, holders of Common Shares will be entitled to share ratably in any assets legally available for distribution to them, after payment or provision for payment of the known debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding Series B Preferred Shares and Preferred Shares. Subject to the provisions of the Declaration of Trust relating to Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees. Holders of Common Shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Common Shares will have equal dividend, liquidation and other rights. The Common Shares will, when issued, be fully paid and nonassessable.

     The description of the limitations on the liability of shareholders of the Company set forth under "Description of Preferred Shares -- Other Preferred Shares" is applicable to holders of Common Shares.

     The Registrar and Transfer Agent for the Company's Common Shares is Computershare Investor Services LLC.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     For the Company to continue to qualify as a REIT under the Code, (i) not more than 50% of the value of its outstanding shares of beneficial interest ("Shares") may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and (ii) the Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain other requirements must be satisfied.

     The Declaration of Trust, subject to certain exceptions, provides that no holder (other than (i) Herbert Glimcher, (ii) David Glimcher and (iii) any other person approved by the Board of Trustees, at their option and in their discretion, provided that such approval will not result in the termination of the status of the Company as a REIT (collectively, "Excepted Persons")) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% (the "Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Shares. In order to be considered by the Board of Trustees as an Excepted Person, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The Articles Supplementary for any series of Preferred Shares will provide, subject to certain exceptions, that no holder (other than any Excepted Person) may own, or be deemed to own by virtue of the attribution provisions of the attribution provisions of the Code, more than 9.9% (the "Preferred Shares Ownership Limit", and together with the Ownership Limit, the "Ownership Limits") of the lesser of the number or the value (in either case as determined in good faith by the Board of Trustees) of the total outstanding Preferred Shares. The Board of Trustees may also waive either of the Ownership Limits if evidence satisfactory to the Board of Trustees and the Company's tax counsel is presented, that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the Board of Trustees no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning Shares in excess of either of the Ownership Limits. The limitation on ownership of Common Shares owned, directly or indirectly, by Messrs. Herbert Glimcher and David Glimcher is an aggregate of 25% of the lesser of the number or value of the outstanding Shares.

     The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limits will not be automatically removed if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company's status as a REIT, the Ownership Limits may delay, defer or prevent a change of control of the Company that might involve a premium price for the Shares or otherwise he in the best interest of the shareholders. Any change in the Ownership Limits would require an amendment to the Declaration of Trust.

     Any transfer or issuance of Shares or any security convertible into Shares that would (i) create a direct or indirect ownership of Shares in excess of either of the Ownership Limits, (ii) with respect to transfers only, result in Shares being owned by fewer than 100 persons or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no, rights to the Shares. The Declaration of Trust provides that the Company, by notice to the holder thereof, may purchase any or all Shares (the "Excess Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Shares in excess of the Ownership Limit or would otherwise jeopardize the REIT status of the Company.

The Articles Supplementary for any series of Preferred Shares will provide that the Company, by notice to the holder thereof, may purchase any or all Preferred Shares (the "Excess Preferred Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Preferred Shares in excess of the Preferred Shares Ownership Limit or would otherwise jeopardize the REIT status of the Company. The purchase price of any Excess Shares or Excess Preferred Shares, as the case may be, shall be equal to the fair market value of such Shares reflected in the closing sales price for the Shares, if then listed on a national securities exchange, or such price for the Shares on the principal exchange if then listed on more than one national securities exchange, or, if the Shares are not then listed on a national securities exchange, the latest bid quotation for the Shares if then traded over-the-counter, or, if such quotation is not available, the fair market value as determined by the Board of Trustees in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the date fixed for purchase by the Board of Trustees, the holder of such Shares to be purchased by the Company shall cease to be entitled to distributions, voting rights and other benefits with respect to such Shares except the right to payment of the purchase price for the Shares. Any distribution paid to a proposed transferee on Excess Shares or Excess Preferred Shares prior to the discovery by the Company that such Shares have been transferred in violation of the provisions of the Declaration of Trust or Articles Supplementary shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares or Excess Preferred Shares shall be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares or Excess Preferred Shares and to hold such Excess Shares or Excess Preferred Shares on behalf of the Company.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number or value of the outstanding (i) Shares or (ii) Preferred Shares must give a written notice to the Company containing the information specified in the Declaration of Trust or Articles Supplementary, as the case may be, by January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of Shares as the Board of Trustees deem necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may delay, defer or prevent a change in control of the Company unless the Board of Trustees determine that maintenance of REIT status is no longer in the best interests of the Company.

     All certificates representing Common Shares and Preferred Shares will bear a legend referring to the restrictions described above.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued independently or together with any Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the following terms, where applicable, of the Warrants in respect of which this Prospectus is being delivered: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the currencies in which the price of such Warrants may be payable; (5) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants; (6) the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security; (7) the currency or currencies, including composite currencies, in which the principal of or any premium or interest on the securities purchasable upon exercise of such Warrants will be payable; (8) if applicable, the date on and after which such Warrants and the related securities will be separately transferable; (9) the price at which and currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such Warrants may be purchased; (10) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (11) the minimum or maximum amount of such Warrants which may be exercised at any one time; (12) information with respect to book-entry procedures, if any; (13) a discussion of certain Federal income tax considerations; and (14) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                             DESCRIPTION OF RIGHTS

     The Company may issue Rights to its shareholders for the purchase of Common Shares. Each series of Rights will be issued under a separate rights agreement (a "Rights Agreement") to be entered into between the Company and a bank or trust company, as Rights agent, all as set forth in the Prospectus Supplement relating to the particular issue of Rights. The Rights agent will act solely as an agent of the Company in connection with the certificates relating to the Rights and will not assume any obligation or relationship of agency or trust for or with any holders of Rights certificates or beneficial owners of Rights. The Rights Agreement and the Rights certificates relating to each series of Rights will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Rights.

     The applicable Prospectus Supplement will describe the terms of the Rights to be issued, including the following where applicable: (i) the date for determining the shareholders entitled to the Rights distribution; (ii) the aggregate number of Common Shares purchasable upon exercise of such Rights and the exercise price; (iii) the aggregate number of Rights being issued; (iv) the date, if any, on and after which such Rights may be transferable separately; (v) the date on which the right to exercise such Rights shall commence and the date on which such right shall expire; (vi) any special Federal income tax consequences; and (vii) any other terms of such Rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such Rights.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the provisions of the Code, governing the Federal income tax treatment of a REIT and of certain Federal tax considerations relevant to the purchase, ownership and disposition of Offered Securities and is not tax advice. These provisions are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Moreover, this summary is directed to prospective purchasers who will hold Offered Securities as capital assets and does not deal with all tax aspects that might be relevant to a particular prospective shareholder in light of his personal circumstances; nor does it deal with particular types of shareholders that are subject to special treatment under the Code, such as tax-exempt organizations, insurance companies, financial institutions, foreign taxpayers and broker-dealers.

     The information in this section is based on the Code, current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date hereof. The Taxpayer Relief Act of 1997 (the "1997 Act") was enacted on August 5, 1997. The 1997 Act contains many provisions which generally make it easier to operate and to continue to qualify as a REIT for taxable years beginning after the date of enactment (which, for the Company, would be applicable commencing with its taxable year beginning January 1, 1998). No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change.

     EACH PROSPECTIVE PURCHASER OF THE COMMON SHARES, PREFERRED SHARES, RIGHTS AND/OR WARRANTS IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OWN TAX ADVISOR WITH RESPECT TO HIS SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF COMMON SHARES, PREFERRED SHARES, RIGHTS AND/OR WARRANTS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAXATION OF THE COMPANY

     General. The Company elected to be taxed as a REIT under Sections 856 and 860 of the Code, commencing with its taxable year ended December 31, 1994. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, commencing with the Company's taxable year ended December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation and organization has enabled it to meet the requirements for qualification and taxation as a REIT under the Code. The Company intends to continue to operate in a manner that will enable it to qualify for taxation as a REIT, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations made by the management of the Company concerning its business and properties. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Robinson Silverman Pearce Aronsohn & Berman LLP; although they have made due inquiry of the Company concerning these matters. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "Federal Income Tax Considerations -- Failure to Qualify as a Real Estate Investment Trust."

     If the Company qualifies for tax treatment as a REIT, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles.

     The Company will be subject to Federal income tax, however, as follows:
First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" to the extent that tax exceeds its regular tax. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business and, effective for the Company's taxable year ending December 31, 1998, other than dispositions of property that occur due to an involuntary conversion) will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such an asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the Recognition Period such gain will be subject to tax at the highest regular corporate rate.

     Requirements for Qualification. A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"); and (7) which meets certain income and asset tests described below. Conditions (1) to
(4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to "look-through" exception in the case of condition (6).

     The Company has represented that it has satisfied the share ownership requirements set forth in (5) and (6) above. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Preferred Shares -- Other Preferred Shares -- Restrictions on Transfer" and "Description of Common
Shares -- Restrictions on Ownership and Transfer."

     Pursuant to the 1997 Act, for the Company's taxable years commencing on and after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the requirement described in (6) above. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty is increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

     Ownership of a Partnership Interest. In the case of a REIT that is a partner in a partnership, treasury regulations promulgated under the Code ("Treasury Regulations") provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT qualification tests, including satisfying the gross income tests and the asset tests. Accordingly, the Company's proportionate share of the assets, liabilities, and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of the Company for purposes of applying the requirements described herein, provided that such partnership is treated as a partnership for Federal income tax purposes and is not taxable as a corporation for Federal income tax purposes.

     Income Tests. There are three percentage tests relating to the sources of the Company's gross income that the Company must satisfy annually to maintain its qualification as a REIT. First, at least 75% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, in each taxable year short-term gains from sales of stock or securities, gains from sales of property (other than foreclosure property) held primarily for sale and gains from the sale or other taxable disposition of real property held for less than four years (other than from involuntary conversions and foreclosure property) must represent less than 30% of the Company's gross income. However, the 1997 Act repeals the 30% gross income test effective for the Company's taxable year beginning January 1, 1998. As discussed earlier (see "Ownership of a Partnership Interest"), in applying these tests, if the Company invests in a partnership, such as the Operating Partnership, the Company will be treated as realizing its share of the income and bearing its share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     With respect to the 30% of gross income limitation on gains from sales of real properties, the Company has disposed of certain real properties in 1996 and 1997. However, the total amount of gain recognized on those dispositions was not material and the 30% limitation was satisfied in 1996 (and is expected to be satisfied in 1997). Furthermore, with respect to the tax on prohibited transactions described above, the Company believes that none of those sales were subject to such tax.

     Rents received by the Company will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services customarily furnished or rendered in connection with the rental of real property in the geographic area in which the property is located other than services which are considered rendered to the occupant of the property. The Company will, in a timely manner, hire independent contractors from whom it derives no revenue to perform such services, except that the Company will directly perform services under certain of its leases with respect to which it will receive an opinion of counsel or otherwise satisfy itself that its performance of such services will not cause the rents to fail to qualify as "rents from real property." The Company has represented that each of the above requirements has been satisfied. In addition, for its 1998 taxable year and thereafter, the Company is permitted to receive up to 1% of the gross income from each property from the provision of non-customary services and still treat all other amounts received from such property as "rents from real property."

     The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which the Company may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test.

     Asset Tests. At the close of each quarter of its taxable year, the Company must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operation) and government securities. In addition, not more than 25% of the value of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets. Finally, of the investments included in the 25% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

     Annual Distribution Requirements. The Company, in order to avoid being taxed as a regular corporation, is required to make distributions (other than capital gain dividends) to its shareholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the after tax net income, if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or (b) the payment of severance benefits that may not be deductible to the Company. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

     Under certain circumstances, in the event of a deficiency determined by the IRS, the Company may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, although the Company may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     The Company's election to be treated as a REIT will be automatically terminated if the Company fails to meet the requirements described above and is ineligible for relief from such failure. In that event, the Company will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by the Company. Also, all distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to such distributions and, subject to certain limitations of the Code, will be eligible for the dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section 1059). The Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless the Company did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and the Company establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

FEDERAL INCOME TAXATION OF SHAREHOLDERS

     General. So long as the Company qualifies for taxation as a REIT, distributions with respect to Common Shares, Preferred Shares or Common Shares acquired in conversion of any convertible Preferred Shares (collectively "Shares") made out of current or accumulated earnings and profits allocable thereto (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of the Company will be allocated first to distributions with respect to Preferred Shares and then to distributions with respect to

Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his shares. For a U.S. shareholder who is an individual or an estate or trust, such capital gain dividends generally will be taxable at the 28% rate applicable to mid-term capital gain (i.e., gains from the sale of capital assets held for more than one year but not more than 18 months) except to the extent the Company designates the capital gain dividend as a 20% rate distribution or a 25% rate distribution, as the case may be, based on certain IRS guidelines. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     The 1997 Act provides that, beginning with the Company's taxable year ending December 31, 1998, if the Company elects to retain and pay income tax on any net long term capital gain, domestic shareholders of the Company would include in their income as long term capital gain their proportionate share of such net long term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in its basis in the shares of the Company in an amount equal to the shareholder's includible capital gains less its share of the tax deemed paid.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares. Shareholders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a shareholder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Shares.

     Capital gain realized by the Company on the sale of its assets generally will equal the difference between the sale price and the Company's tax basis in the asset sold. This initial tax basis will be subsequently reduced by annual depreciation deductions. Inasmuch as the initial contribution of certain properties (the "Contributed Properties") to the Operating Partnership was not fully taxable, the Operating Partnership's initial basis in each of the Contributed Properties, as such basis may be adjusted, is at least equal to the transferors' basis in the Contributed Properties immediately prior to the transactions, which is a lower basis than had such properties been purchased from the transferors thereof in a fully taxable transaction. However, by reason of certain partnership allocation provisions, this lower initial tax basis should not result in a greater taxable gain to the Company than would have been the case if the Contributed Properties had been purchased by the Company in a fully taxable transaction. See "Tax Aspects of the Operating Partnership and the Subsidiary Partnerships -- Income Taxation of the Operating Partnership and Its Partners -- Tax Allocations with Respect to Contributed Properties" and "-- Sale of the Operating Partnership's Property." Additionally, such lower initial tax basis may result in lower aggregate depreciation deductions over the lives of the Properties than if the Company had purchased the Contributed Properties in a fully taxable transaction; however, by reason of certain partnership allocation provisions, the Company may be entitled to greater depreciation deductions in the initial years following the formation of the Company. Depreciation deductions reduce taxable income and thus may effectively increase the portion of distributions which would represent a non-taxable return of capital.

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital losses of the Company. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company no later than January 31 of the following year. The Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

     The IRS has ruled that if a REIT's dividend reinvestment plan allows shareholders of the REIT to elect to have cash distributions reinvested automatically in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions qualify under the 95% distribution test described above at "Federal Income Taxation of the Company -- Annual Distribution Requirements." Under the terms of the Company's Distribution Reinvestment and Share Purchase Plan (the "Purchase Plan"), shares are generally thereunder acquired at a price not less than 95% of the fair market value of the shares after giving effect to certain items such as any discount and brokerage fees paid by the Company. Thus, distributions reinvested under the Purchase Plan will count towards satisfying the 95% distribution test. Shareholders should be aware that amounts of dividends reinvested pursuant to the Purchase Plan will be taxable income to them, regardless of the fact that such dividends have been reinvested with the Company (i.e., the tax is not deferred until the shares received from participation in the Purchase plan are sold or disposed of).

     Conversion of Convertible Preferred Shares into Common Shares. No gain or loss will be recognized to a shareholder upon conversion of any convertible Preferred Shares solely into Common Shares. However, gain realized upon the receipt of cash paid in lieu of fractional Common Shares will be taxed immediately to a converting shareholder. Except to the extent of cash paid in lieu of fractional Common Shares, the adjusted tax basis for the Common Shares received upon the conversion will be equal to the adjusted tax basis of any convertible Preferred Shares converted, and the holding period of the Common Shares will include the holding period of any convertible Preferred Shares converted. A holder of any convertible Preferred Shares may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into Common Shares.

     Adjustment of Conversion Price. Section 305(c) of the Code and the Treasury Regulations thereunder treat as a dividend certain constructive distributions of shares with respect to Preferred Shares. The operation of the conversion price adjustment provisions of any convertible Preferred Shares, or the failure to adjust fully the conversion price for any convertible Preferred Shares to reflect a distribution of shares, share warrants or share rights with respect to the Common Shares, or a reverse share split, may result in the deemed receipt of a dividend by the holders of any convertible Preferred Shares or the Common Shares if the effect is to increase such holders' proportionate interests in the Company. However, adjustments to reflect nontaxable share splits or distributions of shares, share warrants or share rights will, generally, not be so treated. Any such constructive dividends may constitute (and cause other dividends to constitute) extraordinary dividends to corporate holders.

     Redemption of Preferred Shares. If the redemption price of Preferred Shares that is subject to optional redemption by the Company exceeds its issue price, and if such excess is not considered "reasonable", the entire amount of the redemption premium will be treated as being distributed to the holder of such shares, on an economic accrual basis, over the period from issuance of such shares until the date the shares is first redeemable. In this respect, the regulations provide as a safe harbor that a redemption premium not in excess of ten percent of the issue price of shares which is not redeemable for five years from the date of issue is considered reasonable for this purpose. Even if the precise tests of the safe harbor cannot be met, however, a call premium will be regarded as reasonable if such premium is in the nature of a penalty for a premature redemption of the Preferred Shares and such premium does not exceed the amount the issuer would be required to pay for the right to make such premature redemption under the market conditions existing at the time of issuance.

     Gain or loss recognized by a holder on a redemption of Preferred Shares will be treated as a gain or loss from the sale or exchange of the Preferred Shares (see "Other Disposition" below), if, taking into account shares that are actually or constructively owned under the rules of Code Section 318 by such holder, either (i) the holder's interest in Common Shares and Preferred Shares is completely terminated as a result of the redemption, (ii) the redemption is "substantially disproportionate" with respect to the holder or (iii) the redemption is "not essentially equivalent to a dividend". Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but in any event, requires a "meaningful reduction" in such holder's interest in the Company.

     If none of the above conditions is satisfied, the entire amount of the cash received on a redemption of the Preferred Shares will be treated as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits). The holder's basis in the redeemed Preferred Shares would, in such case, be transferred to the holder's remaining shares of the Company (if any).

     Other Disposition. Upon the sale or exchange of Shares to or with a person other than the Company or a sale or exchange of Shares with the Company to the extent not taxable as a dividend, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as mid-term capital gain or loss if the holder held such Shares for more than one year but less than 18 months (subject to tax at a maximum tax rate of 28%), or as net adjusted capital gain or loss if the holder held such shares for more than 18 months (subject to tax at a maximum tax rate of 20%). For these purposes, the period for which any convertible Preferred Shares was held would be included in the holding period of any Common Shares received upon conversion thereof.

     Warrants. A holder generally will not recognize income or loss upon the acquisition of a Warrant. A holder who receives shares upon the exercise of a Warrant should not recognize gain or loss except to extent of any cash received for fractional shares. Such a holder would have a tax basis in the shares acquired pursuant to a Warrant equal to the amount of the purchase price allocated to the Warrant plus the amount paid for the shares pursuant to the Warrant. The holding period for the shares acquired pursuant to a Warrant would begin on the date of exercise. Upon the subsequent sale the shares acquired pursuant to a Warrant or upon a sale of a Warrant, the holder thereof would generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale and its tax basis in such shares or Warrant, as the case may be. Such gain or loss would be mid-term capital gain or loss if the holding period for the shares or Warrant sold is more than one year but less than 18 months (subject to tax at a maximum tax rate of 28%), or as net adjusted capital gain or loss if the holder held such shares for more than 18 months (subject to tax at a maximum tax rate of 20%). The foregoing assumes that Warrants will not be held as a hedge, straddle or as a similar offsetting position with respect to shares of the Company and that Code Section 1092 will not apply.

     Backup Withholding and Information Reporting. A noncorporate holder of Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, any Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested,
(ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's Federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

     Foreign Shareholders. The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a general summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a Federal withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a Federal tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold Federal income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files an IRS Form 1001 with the Company claiming a lower treaty rate or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     Recently adopted Treasury Regulations not yet in effect (the "Final Regulations") would alter the foregoing rules in certain respects. In general, the Final Regulations are effective January 1, 1999. Under the Final Regulations, a Non-U.S. Holder seeking an exemption from withholding or a reduced rate of withholding on account of a treaty or the effectively connected income exemption would generally be required to provide a beneficial owner certificate on Form W-8, which form may include, among other things, the Non-U.S. Holder's taxpayer identification number and certain other information and representations. The Final Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, distributions paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in the entity. With respect to the withholding of the 30% tax on distributions to Non-U.S. Shareholders, the Final Regulations would allow the Company to make an election to estimate its earnings and profits and withhold the tax only on that portion of the gross distribution that would constitute a dividend. The Company may or may not make any such elections in the future.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the Shares would be required to withhold and remit to the IRS 10% of the purchase price.

     Tax-Exempt Shareholders. Dividends from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or
(ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.

TAX RISKS OF THE COMPANY'S OWNERSHIP INTEREST IN THE OPERATING PARTNERSHIP

     All of the Company's investments are through the Operating Partnership, which in turn will hold interests in the Subsidiary Partnerships. The ownership of these partnership interests may involve special tax risks for the Company. Such risks include possible challenge by the IRS of allocations of income and expense items which could affect the computation of taxable income of the Company, or a challenge to the status of the partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, as well as the possibility of action being taken by the Company's partners or by the partnerships that could adversely affect the Company's qualification as a REIT, for example, by requiring the sale of a property. If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association, such partnership (or entity) would be taxable as a corporation, with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entity's) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Tax Considerations."

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain Federal income tax considerations applicable solely to the Company's investment in the Operating Partnership and the Subsidiary Partnerships and the Operating Partnership's investment in the Subsidiary Partnerships. (The Operating Partnership and the Subsidiary Partnerships are sometimes collectively referred to herein individually as a "Partnership" and collectively as the "Partnerships".) The discussion does not cover state or local tax laws or any Federal tax laws either than income tax laws.

     Classification. In general, a partner of a partnership is entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of the partnership only if the partnership is classified for Federal income tax purposes as a partnership rather than as an association taxable as a corporation.

     An organization formed as a partnership will be treated as a partnership for Federal income tax purposes rather than as a corporation if it (i) is an association and is not described in Treasury Regulations Sections 301.7701-2(b)(1), (3), (4), (5), (6), (7) or (8), (ii) has two or more members, and (iii) does not elect to be classified for Federal income tax purposes as a corporation. In the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP, based on certain representations of the Company, each Partnership qualifies as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes.

     If any of the Operating Partnership or any other partnership (as similarly taxed entity) were treated as an association taxable as a corporation, such partnership (or entity) would be taxable as a corporation with the consequences, among others, that if the Company's ownership interest in any of such partnerships (or entities) exceeded 10% of such partnership's (or entities) voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT; distributions from any of such partnerships (or entities) to the Company would be treated as dividends, and the Company would not be able to deduct its share of losses, if any, generated by any of such partnerships (or entities) in computing its taxable income. See "Federal Income Taxation of the Company--General", and "--Income Tests" and "--Asset Tests" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year.

     Income Taxation of the Operating Partnership and Its Partners. A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company, in the case of each of the

Partnerships (and the Operating Partnership, in the case of the Subsidiary Partnerships), will be required to take into account its allocable share of the income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of such partner, without regard to whether such partner has received or will receive any distribution from such Partnership.

     Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner's interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Partnerships generally are in accordance with its partners' respective percentage interests and are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations with Respect to Contributed Properties.  Pursuant to
Section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The partnership agreement of the Operating Partnership requires allocations of income, gain, loss, and deduction attributable to such contributed property to be made in a manner that is consistent with Section 704(c) of the Code using the equivalent of the "traditional method" described in Treasury Regulations Section 1.704-3(b).

     Depreciation. Section 704(c) of the Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Accordingly, depreciation on any property contributed to the Operating Partnership will be allocated to its partners in a manner designed to reduce the difference between such property's fair market value and its tax basis, using methods that are intended to be consistent with statutory intent under Section 704(c) of the Code. On the other hand, depreciation with respect to any property purchased by the Operating Partnership (or the Subsidiary Partnerships) will generally be allocated among the partners in accordance with their respective percentage interests in the Operating Partnership (or the Subsidiary Partnerships).

     As of the closing of the Initial Offering, the Operating Partnership revalued its assets and restated the capital account of the partners to fair market value pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f). As a result, depreciation as well as gain and loss will again be allocated in such manner so as to take into account the variation between fair market value and tax basis pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(4). The method used to allocate depreciation is intended to comply with the statutory intent under Section 704(c) of the Code, and will be made in accordance with a permissible method under the Treasury Regulations under Section 704(c) of the Code.

     Sale of the Operating Partnership Property. Generally, any gain realized upon a sale of the property held by any of the Partnerships for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code and the Treasury Regulations governing the revaluation of the Operating Partnership's assets and the restatement of its capital accounts to fair market value, any unrealized gain attributable to appreciation in its property prior to the closing of the Initial Offering ("Built-in-Gain") must, when recognized, be allocated to the partner who contributed such property. Such Built-in-Gain would generally be equal to the difference between the fair market value of the property upon the closing of the Initial Offering and the adjusted tax basis of the Operating Partnership in such property upon the closing of the Initial Offering. However, the Company will not be allocated any Built-in-Gains by the Operating Partnership. In addition, as described above and pursuant to the Code, depreciation will be allocated to reduce the disparity between fair market value and tax basis with respect to appreciated property contributed to the Partnership.

     The Company's share of any gain realized by any of the Partnerships on the sale of any property held by a Partnership as inventory or other property held primarily for sale to customers in the ordinary course of its trade or business will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Each of the Partnerships intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating similar properties and to make such occasional sales as are consistent with its investment objectives.

     Partnership Anti-Abuse Regulations. Under the "Partnership Anti-Abuse Rules" contained in Treasury Regulations Section 1.702-2, the IRS is authorized to recharacterize transactions involving partnerships where the partnership has a principal purpose of reducing Federal tax liabilities in a manner inconsistent with the intent of the partnership rules contained in the Code. In Treasury Regulation Section 1.702-2(d), Example 4, the IRS concluded under the facts described therein, that the use of a partnership structure by a REIT was consistent with the intent of the partnership rules; accordingly, recharacterization in that case was not appropriate. Thus, the Partnership Anti-Abuse Rules should not affect the Company's ability to qualify as a REIT.

     State, Local and Foreign Taxation. The Company and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective purchasers should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents or through a combination of any such methods of sale. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Unless otherwise specified in the applicable Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Shares and the Series B Preferred Shares which are listed on the NYSE. Any Common Shares or Series B Preferred Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Offered Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     If so indicated in a Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Offered Securities of the series to which such Prospectus Supplement relates providing for payment and delivery on a future date specified in such Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Offered Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that (i) the purchase by an institution of the particular Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the particular Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Offered Securities or number of Warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Offered Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 ERISA MATTERS

     The Company may be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Code with respect to certain employee benefit plans. Certain transactions between an employee benefit plan and a party in interest or disqualified person may result in "prohibited transactions" within the meaning of ERISA and the Code, unless such transactions are effected pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to invest in the Offered Securities should consult with its legal counsel.

                                 LEGAL OPINIONS

     Certain legal matters will be passed upon for the Company by Robinson Silverman Pearce Aronsohn & Berman LLP, New York, New York. The legal authorization and issuance of the Offered Securities, as well as certain other legal matters concerning Maryland law, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland. In addition, the description of Federal income tax consequences contained in this Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Robinson Silverman Pearce Aronsohn & Berman LLP.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS PROHIBITED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE ONLY AS OF THEIR RESPECTIVE DATES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTUS MAY HAVE CHANGED SINCE THEN.

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
PROSPECTUS SUPPLEMENT
The Company..................................   S-2
The Offering.................................   S-5
Risk Factors.................................   S-7
Use Of Proceeds..............................  S-15
Price Range Of Common Shares
  And Distributions..........................  S-16
Capitalization...............................  S-17
Selected Financial Data......................  S-18
Operating, Growth And Financing Strategies...  S-20
Portfolio Overview...........................  S-21
Management...................................  S-24
Certain Federal Income Tax
  Considerations.............................  S-27
Underwriting.................................  S-32
Legal Matters................................  S-34

PROSPECTUS
Available Information........................     2
Incorporation Of Certain Documents By
  Reference..................................     2
The Company..................................     4
Ratios Of Earnings To Fixed Charges..........     4
Use Of Proceeds..............................     5
Description Of Preferred Shares..............     5
Description Of Common Shares.................    18
Description Of Warrants......................    20
Description Of Rights........................    21
Federal Income Tax Considerations............    21
Plan Of Distribution.........................    34
ERISA Matters................................    36
Legal Opinions...............................    36
Experts......................................    36

GLIMCHER REALTY TRUST

3,000,000 SHARES

COMMON SHARES OF
BENEFICIAL INTEREST
DEUTSCHE BANK SECURITIES
MCDONALD INVESTMENTS INC.
PROSPECTUS SUPPLEMENT

JUNE 26, 2002